The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-191014

Subject to Completion, Dated January 27, 2014

PRELIMINARY PROSPECTUS SUPPLEMENT (TO PROSPECTUS DATED NOVEMBER 19, 2013)

7,000,000 Shares

Shares representing assigned limited partnership interests

We are offering 7,000,000 shares representing assigned limited partnership interests of America First Multifamily Investors, L.P. Our shares are listed on the NASDAQ Global Select Market under the symbol “ATAX”. On January 24, 2014, the closing sale price of our shares was $6.32.

Investing in our shares involves risks. Before buying shares you should carefully consider the information under the headings “RISK FACTORS” beginning on page 15 in the accompanying prospectus and page 10 of our Annual Report on Form 10-K for the year ended December 31, 2012, which are incorporated herein by reference.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

We have granted to the underwriters the right to purchase up to                  additional shares representing assigned limited partnership interests within 30 days from the date of this prospectus supplement.

The underwriters expect to deliver the shares on or about January     , 2014.

Deutsche Bank Securities	Oppenheimer & Co.

BB&T Capital Markets

The date of this prospectus supplement is January     , 2014.

PROSPECTUS SUPPLEMENT

PROSPECTUS

All references to “we,” “us,” and the “Partnership” in this prospectus supplement mean America First Multifamily Investors, L.P. As used in this prospectus supplement, the “Company” refers to the Partnership and the consolidated VIEs (defined below).

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information or to make any representation that differs from the information in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is correct on any date after their respective dates even though this prospectus supplement and accompanying prospectus are delivered or shares are sold pursuant to this prospectus supplement and accompanying prospectus at a later date. Our business, financial condition, results of operations or prospects may have changed since those dates. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents incorporated by reference, the information in this prospectus supplement will supersede such information.

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FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference certain forward-looking statements. All statements other than statements of historical facts contained in this prospectus supplement and the accompanying prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. When used, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions, are intended to identify forward-looking statements. We have based forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. This prospectus supplement and the accompanying prospectus also contain estimates and other statistical data made by independent parties and by us relating to market size and growth and other industry data. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified the statistical and other industry data generated by independent parties and contained in this prospectus supplement and the accompanying prospectus and, accordingly, we cannot guarantee their accuracy or completeness. In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the headings “Risk Factors” beginning on page 15 of the accompanying prospectus and page 10 of our Annual Report on Form 10-K for the year ended December 31, 2012. These forward-looking statements are subject to various risks and uncertainties, including those relating to:

•	current maturities of our financing arrangements and our ability to renew or refinance such financing arrangements;

•	defaults on the mortgage loans securing our revenue bonds;

•	risks associated with investing in multifamily apartments, including changes in business conditions and the general economy;

•	changes in short-term interest rates;

•	our ability to use borrowings to finance our assets;

•	current negative economic and credit market conditions;

•	changes in the U.S. Department of Housing and Urban Development’s Capital Fund Program; and

•	changes in government regulations affecting our business.

These risks, as well as other risks, uncertainties and factors, including those discussed under “Risk Factors” in the accompanying prospectus or described in reports that we file from time to time with the Securities and Exchange Commission (such as our Forms 10-K and 10-Q) could cause our actual results to differ materially from those projected in any forward-looking statements we make. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

This document is in two parts. The first part is this prospectus supplement, which provides a brief description of our business and describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. We urge you to carefully read the entire prospectus supplement and the accompanying prospectus. You should carefully consider the information discussed under “RISK FACTORS” in the accompanying prospectus and the documents incorporated by reference herein and therein before you decide to purchase our shares. Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters do not exercise their over-allotment option. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or any other information to which we have referred you. We have not authorized anyone to provide you with different information. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell the offered securities. You should not assume that the information in this prospectus supplement and accompanying prospectus is accurate as of any date other than the respective date on the front cover of those documents. You should not assume that the information incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date the respective information was filed with the U.S. Securities and Exchange Commission (“SEC”). Our business, financial condition, results of operations, and prospects may have changed since those dates.

AMERICA FIRST MULTIFAMILY INVESTORS, L.P.

America First Multifamily Investors, L.P. was formed for the primary purpose of acquiring a portfolio of mortgage revenue bonds that are issued by state and local housing authorities to provide construction and/or permanent financing of multifamily residential properties that provide affordable housing in their market areas. We believe and expect the interest paid on these bonds is excludable from gross income for federal income tax purposes. As a result, we expect that most of the income earned by the Partnership is exempt from federal income taxes. See “RISK FACTORS-Shareholders may incur tax liability if any of the interest on our mortgage revenue bonds is determined to be taxable” in the accompanying prospectus.

The Partnership has been in operation since 1998 and has a term expiring on December 31, 2050. Our principal executive office is located at 1004 Farnam Street, Suite 400, Omaha, Nebraska 68102, and our telephone number is (402) 444-1630. Our general partner is America First Capital Associates Limited Partnership 2 (the “General Partner”), which is a subsidiary of The Burlington Capital Group L.L.C. (“Burlington”).

We maintain a website at www.ataxfund.com, where certain information about us is available. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement, the accompanying prospectus or any other report or document we file with or furnish to the SEC.

Our Business

There is a significant unmet demand for affordable multifamily housing in the United States. The types of mortgage revenue bonds we acquire are issued to provide a low-cost source of construction and permanent debt financing to developers of apartment properties that help meet the growing demand for affordable housing. The Partnership owned 35 mortgage revenue bonds with an aggregate outstanding principal amount of approximately $239 million as of September 30, 2013. These bonds were issued to finance 27 multifamily residential apartments that contain a total of 4,488 rental units located in Florida, Illinois, Iowa, Louisiana, Minnesota, North Carolina, Ohio, South Carolina, Tennessee, and Texas. These mortgage revenue bonds are either held directly by the Partnership or held in trusts created in connection with the Partnership’s debt financing transactions described below under “OUR FINANCING ARRANGEMENTS.” In all cases, the Partnership or these debt financing trusts hold 100% of the bonds issued to finance a particular apartment property. Each bond is secured by a first mortgage or deed of trust on the financed apartment property for 100% of the bond principal amount.

Each of the Partnership’s mortgage revenue bonds provides for the payment of base interest at a fixed rate. Additionally, four of the bonds also provide for the payment of additional “contingent” interest that is determined by the net cash flow and net capital appreciation of the underlying real estate properties. As a result, these four mortgage revenue bonds provide the Partnership with the potential to participate in future increases in the cash flow generated by the financed properties, either through operations or from their ultimate sale. The ability of the properties collateralizing our mortgage revenue bonds to make payments of base and contingent interest is a function of the net operating income generated by these properties. Net operating income from a multifamily residential property depends on the rental and occupancy rates of the property and the level of operating expenses. Occupancy rates and rents are directly affected by the supply of, and demand for, apartments in the market areas in which a property is located. This, in turn, is affected by several factors such as the requirement that a certain percentage of the rental units be set aside for tenants who qualify as persons of low to moderate income, local or national economic conditions, the amount of new apartment construction, and interest rates on single-family mortgage loans. In addition, factors such as government regulation, inflation, real estate and other taxes, labor problems and natural disasters can affect the economic operations of a property. Because the return to the Partnership from its investments in mortgage revenue bonds depends upon the economic performance of the multifamily residential properties which collateralize these bonds, the Partnership may be considered to be in competition with other multifamily rental properties located in the same geographic areas as the properties financed with its bonds.

The Partnership may also invest in other types of securities which the Partnership believes and expects to be tax-exempt and that may or may not be secured by real estate to the extent allowed by its Agreement of Limited Partnership dated October 1, 1998, as amended (the “Partnership Agreement”), and the conditions to the exemption from registration under the Investment Company Act of 1940 that is relied upon for the Partnership. Under the Partnership Agreement, these other securities must be rated in one of the four highest rating categories by at least one nationally recognized securities rating agency and may not represent more than 25% of the Partnership’s assets at the time of acquisition. At September 30, 2013, the Partnership had two other classes of investments, the Public Housing Capital Fund Trusts’ Certificates (“PHC Certificates”) and mortgage-backed securities (“MBS”). The PHC Certificates had an aggregate principal outstanding of $65.3 million at September 30, 2013 and are securitized into three separate Tender Option Bond financing facilities (“TOB Trusts”) with Deutsche Bank AG (“DB”) (“PHC Trusts”). The PHC Certificates held by the PHC Trusts consist of custodial receipts evidencing loans made to a number of public housing authorities. Principal and interest on these loans are payable by the respective public housing authorities out of annual appropriations to be made to the public housing authorities by the United States Department of Housing and Urban Development (“HUD”) under HUD’s Capital Fund Program established under the Quality Housing and Work Responsibility Act of 1998 (the “Capital Fund Program”). The PHC Trusts have a first lien on these annual Capital Fund Program payments to secure the public housing authorities’ respective obligations to pay principal and interest on their loans. The state issued MBS had an aggregate principal outstanding of $43.3 million as of September 30, 2013 and have been securitized into six separate TOB Trusts with DB. The MBS are backed by residential mortgage loans and have investment grade ratings by the most recent S&P or Moody’s rating.

The Partnership may also make taxable mortgage loans secured by multifamily properties which are financed by mortgage revenue bonds held by the Partnership. The Partnership does this in order to provide financing for capital improvements at these properties or to otherwise support property operations when we determine it is in the best long-term interest of the Partnership.

While the Partnership generally does not seek to acquire direct interests in real property as long term or permanent investments, the Partnership may acquire real estate securing its mortgage revenue bonds or taxable mortgage loans through foreclosure in the event of a default. In addition, the Partnership may acquire interests in multifamily apartment properties (“MF Properties”) in order to position itself for future investments in bonds issued to finance these properties and which the partnership expects and believes generate tax-exempt interest. The Partnership currently holds interests in eight MF Properties containing 1,582 rental units, of which two are located in Nebraska, one is located in Kansas, one is located in Kentucky, one is located in Indiana, one is located in Georgia, and two are located in Texas. The Partnership also has a student housing development under construction at the University of Nebraska—Lincoln, which is expected to be completed in the third quarter of 2014.

To restructure each of the MF Properties into a mortgage revenue bond, the Partnership teams with a third-party developer who works to secure a mortgage revenue bond issuance from the local housing authority. Once the developer receives the mortgage revenue bond commitment, the Partnership will sell the MF Property to a not-for-profit entity or to an entity owned by the developer in connection with a syndication of Low Income Housing Tax Credits (“LIHTCs”) under Section 42 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Partnership expects to acquire the mortgage revenue bonds issued to provide debt financing for these properties at the time the property ownership is restructured. Such restructurings will generally be expected to occur within 36 months of the Partnership’s initial investment in an MF Property and will often coincide with the expiration of the compliance period relating to LIHTCs previously issued with respect to the MF Property. The Partnership will not acquire LIHTCs in connection with these transactions. In the event that the MF Property cannot secure a mortgage revenue bond, the Partnership will operate the MF Property until the opportunity arises to sell it at what management believes is its optimal fair value. These types of transactions represent a long-term market opportunity for the Partnership and will provide us with a pipeline of future bond investment opportunities as the market for LIHTC syndications continues to strengthen.

Our affiliated property management company, America First Properties Management Company, L.L.C. (“Properties Management”) manages nine of the properties financed by mortgage revenue bonds held by the Partnership and all of our MF Properties. We believe that having Properties Management provide management of these properties benefits the Partnership because it provides our General Partner with greater insight and understanding of the underlying properties’ operations, their ability to meet debt service requirements to the Partnership, and helps assure that these properties are being operated in compliance with operating restrictions imposed by the terms of the applicable bond financing and/or LIHTCs relating to these properties.

Market Opportunities and Challenges

The disruptions in domestic and international financial markets and the resulting availability of debt financing have improved since the restrictions seen in 2008. While economic trends show signs of a stabilization of the economy and debt availability has increased, overall availability remains limited and the cost of credit may continue to be adversely impacted. These conditions, in our view, will continue to create potential investment opportunities for the Partnership. We believe this continues to create opportunities to acquire existing mortgage revenue bonds from distressed holders at attractive yields. The Partnership continues to evaluate potential investments in bonds which are available on the secondary market. We believe many of these bonds will meet our investment criteria and that we have a unique ability to analyze and close on these opportunities while maintaining our ability and willingness to also participate in primary market transactions.

Current credit and real estate market conditions also create opportunities to acquire quality MF Properties from distressed owners and lenders. Our ability to restructure existing debt, together with the ability to improve the operations of the apartment properties through our affiliated property management company, can position these MF Properties for an eventual financing with mortgage revenue bonds meeting our investment criteria and that will be supported by a valuable and well-run apartment property. We believe we can selectively acquire MF Properties, restructure debt, and improve operations in order to create value for our shareholders in the form of a strong mortgage revenue bond investment.

On the other hand, continued economic weakness in some markets may limit our ability to access additional debt financing that the Partnership uses to partially finance its investment portfolio or otherwise meet its liquidity requirements. The inability to access debt financing may result in adverse effects on our financial condition and results of operations. There can be no assurance that we will be able to finance additional acquisitions of mortgage revenue bonds through either additional equity or debt financing. Although the consequences of market and economic conditions and their impact on our ability to pursue our plan to grow through investments in additional housing bonds are not fully known, we do not anticipate that our existing assets will be adversely affected in the long-term. In addition, the economic conditions including higher levels of unemployment, lack of job growth and low home mortgage interest rates have had a negative effect on some of the apartment properties which collateralize our bond investments and our MF Properties in the form of lower occupancy.

While some properties have been negatively affected, the overall economic occupancy (which is adjusted to reflect rental concessions, delinquent rents and non-revenue units such as model units and employee units) of the apartment properties that the Partnership has financed with mortgage revenue bonds was approximately at 86% during 2012 as compared to 85% during 2011. For the first nine months of 2013, overall economic occupancy was approximately 87%, compared to approximately 88% for the first nine months of 2012. Overall economic occupancy of the MF Properties has remained the same at approximately 76% during 2012 and 2011. For the first nine months of 2013, the overall economic occupancy of the MF Properties was approximately 82%, compared to approximately 76% for the first nine months of 2012. Based on the growth statistics in the market, we hope to see continued improvement in property operations and profitability in 2013 and 2014 and we believe that rental rate and occupancy trends will continue to be positive.

Increases in interest rates on investment-grade rated tax-exempt municipal debt securities resulted in a decrease in the estimated valuation of the Company’s mortgage revenue bonds, public housing capital fund trusts, and mortgage-backed securities during the quarter ended September 30, 2013. As such, the Company recognized an unrealized loss of approximately

$24 million in other comprehensive income for the quarter ended September 30, 2013. The Company has the intent and the ability to own all of its available for sale securities until final maturity. The Company will continue to monitor the estimated valuation of these available for sale securities as well as the availability and terms of its current debt financing facilities to ensure that it has the ability to own these securities through final maturity. As a result of the decrease in the estimated valuation of its public housing capital fund trusts, and mortgage-backed securities, the Company was required to post cash collateral of approximately $4.5 million at September 30, 2013 for its TOB financing facilities. The Company cannot guarantee that it will not incur unrealized or realized losses or be required to post additional cash collateral arising from additional decreases in the estimated fair value of its securitized investments, which may have a material effect on our liquidity and ability to make cash distributions to our investors.

Our Financing Arrangements

The Partnership will finance the acquisition of additional mortgage revenue bonds and other Partnership assets through the reinvestment of cash flow, the issuance of additional shares or with debt financing collateralized by our existing portfolio of mortgage revenue bonds. At September 30, 2013, the Partnership has outstanding debt financing of $226.6 million under two credit facilities plus $51.8 million of mortgages payable. Our principal credit facility is a Tax Exempt Bond Securitization (“TEBS”) financing (also referred to herein as the “TEBS Financing”) that we arranged through Federal National Home Mortgage Corporation (“Freddie Mac”) in September 2010. The TEBS facility essentially provides the Partnership with a long-term variable-rate debt facility at interest rates reflecting prevailing short-term tax-exempt rates. Under the TEBS facility, the Partnership and its wholly-owned subsidiary, ATAX TEBS I, LLC, placed 13 mortgage revenue bonds into a financing trust with Freddie Mac which issued $95.8 million of senior securities that were credit-enhanced by Freddie Mac to unaffiliated investors on behalf of the Partnership. As of September 30, 2013, the Partnership has $93.3 million outstanding on the TEBS facility with a total cost of borrowing of approximately 2.0%. These senior securities pay interest at a variable Securities Industry and Financial Markets Association (“SIFMA”) rate. After payment of interest on the senior securities and certain facility fees to Freddie Mac, the remaining interest payments received by the trust on the 13 bonds held in trust is payable to the Partnership. The TEBS facility will terminate in either 2017 or 2020 at our election.

In July 2011, we executed a Master Trust Agreement with DB which allows us to execute multiple TOB Trust structures upon the approval and agreement of terms by DB. Under each TOB Trust structure issued through the Master Trust Agreement, the tender option bond (or “TOB”) trustee issues senior floating-rate participation interests (“SPEARS”), and residual participation interests (“LIFERS”). These SPEARS and LIFERS represent beneficial interests in the securitized asset held by the TOB trustee. The Company will purchase the LIFERS from each of these TOB Trusts which will grant them certain rights to the securitized assets. At September 30, 2013, we had four outstanding TOB Trust facilities securitizing six mortgage revenue bonds and owed approximately $42.6 million on these facilities. We also had nine outstanding PHC and MBS TOB Trust facilities at September 30, 2013, which have total outstanding borrowings of $83.3 million. The cost of borrowings of the mortgage revenue bonds’ TOB Trusts, the PHC TOB Trusts, and the MBS TOB Trusts were approximately 2.5%, 2.3%, and 1.0%, respectively, at September 30, 2013. For financial reporting purposes, the TEBS Financing and TOB Trust financing facilities are presented by the Company as secured financings.

In October 2013, the Company executed a new TOB Trust under its credit facility with DB securitizing the Avistar at the Oaks, Avistar in 09, and Avistar on the Hills Series A and Series B

mortgage revenue bonds. The amount borrowed was approximately $13.2 million with a variable interest rate tied to SIFMA. The facility matures in October 2014. On the date of closing, the total fixed TOB Trust fee was approximately 1.9% per annum, and the variable rate paid on the TOB Trust on the SPEARS was approximately 0.4%, resulting in a total cost of borrowing of approximately 2.3%.

In addition to these primary credit facilities used to finance our mortgage revenue bonds, we have financed the acquisition of MF Properties through various mortgage loans. As of September 30, 2013, we have outstanding mortgages of approximately $51.8 million secured by eight MF Properties. The interest rates on these mortgages ranged between 2.8% and 5.9% at September 30, 2013.

Our operating policy is to maintain a level of debt financing between 40% and 60% of the total par value of our tax-exempt mortgage revenue bond portfolio. As of September 30, 2013, the total par value of the Partnership’s total bond portfolio is approximately $235.7 million. The outstanding debt financing arrangements securitized with mortgage revenue bonds include the four TOB Trust facilities with DB and the TEBS Financing agreement with Freddie Mac. These debt financing arrangements have an outstanding balance of $135.8 million in total. This calculates to a leverage ratio of 58%. The Partnership’s operating policy is to use securitizations or other forms of leverage to maintain a level of debt financing between 60% and 80% of the total par value of the Partnership’s other investments. The Partnership also has nine outstanding PHC and MBS TOB Trust facilities at September 30, 2013, which have total outstanding borrowings of $83.2 million. These are securitizations of its PHC Certificates and MBS. The par value of its PHC Certificates and MBS is $108.6 million, which calculates to a leverage ratio of 77%.

Our Distribution Policy

We currently make cash distributions to our shareholders on a quarterly basis, but may make distributions on a monthly or semi-annual basis at the discretion of the General Partner. Regardless of the distribution period selected, cash distributions must be made within 60 days of the end of each such period. The amount of any cash distribution is also determined by the General Partner and depends on the amount of base and contingent interest received on our mortgage revenue bonds and other investments, our financing costs which are affected by the interest rates we pay on our variable rate debt financing, the amount of cash held in our reserves and other factors.

Our regular annual distributions are currently paid at a rate of $0.50 per share, or $0.125 per quarter per share. During the years ended December 31, 2012 and 2011, respectively, we generated cash available for distribution of $0.33 and $0.35 per share, resulting in the rest of the $0.50 per share distribution being a return of capital to shareholders for both years. Our current intentions are to pay quarterly distributions at rates which may exceed cash flows from current operations, and such distributions may be sourced from borrowings on our line of credit or proceeds from new debt obligations to supplement the difference. Although we may continue to supplement our cash available for distribution with unrestricted cash, we intend to continue to return capital to shareholders unless we are able to increase cash receipts through completion of our current investment and financing plans. We may need to reduce the annual level of cash distributions per share from the current level if the current investment and financing plans are not completed. In addition, there is no assurance that we will be able to maintain our current level of annual cash distributions per share even if we complete our current investment plans.

RECENT DEVELOPMENTS

Effective December 1, 2013, the ownership of the Lake Forest property became a not-for-profit entity, and Lake Forest ceased to be reported as a consolidated variable interest entity (“VIE”). As such, the $9 million par value mortgage revenue bond secured by this property will commence to be reported as such in the Company’s consolidated balance sheet for the year ended December 31, 2013.

Recent Investment Activity

On December 20, 2013, the Partnership acquired four mortgage revenue bonds secured by two properties at par. The bond purchases were as follows: a senior $6.1 million par value and a subordinate $2.1 million par value mortgage revenue bonds secured by Tyler Park, an 88 unit multifamily apartment complex in Greenfield, California; and a senior $4.0 million par value and a subordinate $1.4 million par value mortgage revenue bonds secured by Westside Village, an 81 unit multifamily apartment complex in Shafter, California. The two senior mortgage revenue bonds each carry an annual interest rate of 5.75% and mature on January 1, 2030. The two subordinate mortgage revenue bonds each carry an annual cash interest rate of 5.50% for the first year and 8.0% for the second year and mature on January 1, 2016.

On December 27, 2013, the Partnership acquired a $20.2 million par value Series A mortgage revenue bond with a stated interest rate of 6.25% secured by The Palms at Premier Park Apartments, a 240 unit multifamily complex in Columbia, South Carolina. This bond has a stated maturity of January 1, 2050.

On December 31, 2013, the Partnership acquired a $35.8 million par value Series A mortgage revenue bond with a stated interest rate of 6.25% secured by The Suites on Paseo, a 384 bed student housing project in San Diego, California. This bond has a stated maturity of December 1, 2048.

Also on December 31, 2013, the Partnership acquired a $5.2 million par value Series A mortgage revenue bond with a stated interest rate of 6.25% secured by Copper Gate Apartments, a 128 unit multifamily complex in Lafayette, Indiana.

The Company expects and believes the interest income from each of the mortgage revenue bonds described above is exempt from income for federal income tax purposes.

On November 26, 2013, the Company executed a loan agreement with a not-for-profit borrower for approximately $1.6 million. The proceeds from this loan were used to fund a portion of the not-for-profit borrower’s acquisition of Abbington at Stones River, a 96 unit multifamily property located in Tennessee. The term of the loan is approximately eighteen months and the stated interest rate is 9%. The Company also provided a guarantee on the $2.8 million mortgage obtained on this property by the not-for-profit in connection with the purchase. Based on the historical financial performance of the property and its estimated fair value, the Company estimates there is no value to record for this guarantee.

Recent Financing Activity

In connection with the purchase of the Suites on Paseo mortgage revenue bond, the Company executed a new Tender Option Bond financing facility securitizing this mortgage revenue bond which financed $25.75 million of this bond purchase. This facility has a variable interest rate tied to the weekly SIFMA floating index and will mature in December 2014. At December 31, 2013, the cost of borrowing on this facility approximated 2.0%.

On October 21, 2013, the Company executed a new TOB Trust under its credit facility with DB ecuritizing the Avistar at the Oaks, Avistar in 09, and Avistar on the Hills Series A and Series B tax-exempt mortgage revenue bonds. The amount borrowed was $13.2 million with a variable interest rate tied to SIFMA. The facility matures in October 2014. On the date of closing the total fixed TOB Trust fee was approximately 1.9% per annum and the variable rate paid on the TOB Trust on the SPEARS was approximately 0.4% resulting in a total cost of borrowing of approximately 2.3%.

The Offering

Shares offered	shares (1)

Shares outstanding after the offering	shares (2)

Risk factors	You should carefully consider the information under the headings “RISK FACTORS” in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference before you decide to purchase our shares.

Use of proceeds	We intend to use the net proceeds from this offering to acquire additional mortgage revenue bonds and other investments meeting our investment criteria and for general working capital needs. See “USE OF PROCEEDS.”

NASDAQ Global Select Market symbol	“ATAX”

(1)	shares if the underwriters exercise their option to purchase additional shares in full.

(2)	shares if the underwriters exercise their option to purchase additional shares in full.

Summary Historical Financial Data

For purposes of this prospectus supplement, the “Partnership” means America First Multifamily Investors, L.P., and the “Company” is the consolidation of the Partnership and its VIEs segment (as defined below). The following summary historical financial data are derived from the Company’s unaudited consolidated financial statements as of and for the three and nine month periods ended September 30, 2013 and September 30, 2012, and its audited financial statements as of December 31, 2012 and 2011 and for the three years ended December 31, 2012. In addition to reporting the assets, liabilities and results of operations of the MF Properties on a consolidated basis with those of the Partnership, the summary financial data also includes the assets, liabilities and results of operations of certain other entities which own apartment properties financed with mortgage revenue bonds owned by the Partnership, even though the Partnership does not hold an actual ownership position in these entities. Consolidation of these entities is required under generally accepted accounting principles (“GAAP”) because these entities are deemed to be variable interest entities, or “VIEs”, of which the Partnership is the principal beneficiary. As a result, the mortgage revenue bonds held by the Partnership that are secured by the apartment properties owned by these consolidated VIEs are eliminated in consolidation and are not reflected on the Company’s financial statements. We do not believe this GAAP financial accounting treatment affects the nature of the interest payments received by the Partnership on the mortgage revenue bonds financing these consolidated apartment properties or the manner in which the Partnership’s income is reported to shareholders for their tax reporting purposes.

We believe that the unaudited consolidated financial statements from which we have derived the financial data for the three and nine month periods ended September 30, 2013 and 2012 include all adjustments, consisting only of normal, recurring adjustments, necessary to present fairly, in all material respects, our results of operations and financial condition as of and for the periods presented. Financial results for these interim periods are not necessarily indicative of results that may be expected for any other interim period or for any fiscal year. You should read this summary financial data along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited financial statements and notes thereto that are included in our Annual Report on Form 10-K for the year ended December 31, 2012, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, which are incorporated by reference herein.

	For the Three Months Ended September 30th		For the Nine Months Ended September 30th
	2013	2012	2013	2012
Property revenue	$4,299,376	$3,186,964	$11,984,229	$9,003,313
Real estate operating expenses	(2,609,955)	(2,135,455)	(6,982,316)	(5,495,883)
Depreciation and amortization expense	(1,762,224)	(1,231,729)	(5,004,682)	(3,446,111)
Investment income	5,247,808	3,110,717	17,559,622	7,770,767
Contingent tax-exempt interest income	—	—	6,497,160	—
Realized loss on taxable property loan	—	—	(4,557,741)	—
Other interest income	216,993	15,224	1,558,158	97,996
Other income	—	—	250,000	—
Gain on sale or retirement of mortgage revenue bonds	—	—	—	667,821
Provision for loss on receivables	—	261,825	(241,698)	(214,525)
Provision for loan loss	(72,000)	—	(168,000)	—
Interest expense	(2,325,372)	(1,551,543)	(5,287,994)	(4,317,329)
General and administrative expenses	(985,778)	(834,301)	(3,097,713)	(2,533,246)

Income (loss) from continuing operations	2,008,848	821,702	12,509,025	1,532,803
Income from discontinued operations, (including gain on sale of $1,775,527 in first quarter 2013)	1,342,498	1,526,964	3,442,404	2,013,713

Net income (loss)	3,351,346	2,348,666	15,951,429	3,546,516
Less: net loss attributable to noncontrolling interest	(59,913)	137,099	263,584	398,469

Net income (loss)—America First Multifamily Investors, L. P.	3,411,259	2,211,567	15,687,845	3,148,047
Less: general partner interest in net income	373,696	333,962	1,393,480	508,592
Unallocated (loss) related to variable interest entities	(318,705)	(513,175)	(861,803)	(1,012,042)

Unitholders’ interest in net income (loss)	3,356,268	2,390,780	15,156,168	3,651,497

Unitholders’ interest in net income per unit (basic and diluted):
Income (loss) from continuing operations	$0.05	$0.02	$0.27	$0.04
Income (loss) from discontinued operations	0.03	0.04	0.08	0.06

Net income (loss), basic and diluted, per unit	$0.08	$0.04	$0.35	$0.10

Distributions paid or accrued per unit	$0.125	$0.125	$0.375	$0.375

Weighted average number of shares outstanding, basic and diluted	42,772,928	42,772,928	42,772,928	35,572,562

	September 30, 2013	September 30, 2012
Investments in mortgage revenue bonds, at estimated fair value	$203,075,880	$138,802,064

Real estate assets, net	$105,334,131	$103,571,051

Investment in PHC Trust Certificates, at estimated fair value	$61,793,516	$66,163,969

Investment in mortgage-backed securities, at estimated fair value	$38,880,996	$—

Total assets of discontinued operations	$—	$8,224,333

Total assets	$450,054,727	$395,659,628

Total debt of continuing operations	$278,371,031	$192,362,128

Cash flows provided by operating activities	$10,671,153	$3,381,512

Cash flows (used in) provided by investing activities	$(75,373,892)	$(52,524,038)

Cash flows provided by financing activities	$46,277,846	$84,470,927

Cash Available for Distribution (“CAD”)(1)	$14,492,521	$8,818,183

(1)	There is no generally accepted methodology for computing Cash Available for Distribution (“CAD”). Our computation of CAD may not be comparable to CAD reported by other companies. To calculate CAD, the General Partner adds noncash expenses consisting of a depreciation expense, amortization expense related to debt financing costs and bond reissuance costs, interest rate derivative expense or income, provision for loan losses, impairments on bonds, and income received in cash from transactions which have been eliminated in consolidation to the Partnership’s net income (loss) as computed in accordance with GAAP and deducts Tier 2 income attributable to the General Partner as defined in the Partnership Agreement. We use CAD as a supplemental measurement of the Partnership’s ability to pay distributions. See “CASH AVAILABLE FOR DISTRIBUTION (CAD)” below for a reconciliation of CAD to the Partnership’s net income (loss) for the periods set forth therein.

	For the Year Ended December 31,
	2012	2011	2010
Property revenue	$12,654,530	$10,976,250	$9,106,667
Real estate operating expenses	(7,877,931)	(6,758,707)	(6,060,676)
Depreciation and amortization expense	(4,982,030)	(3,963,502)	(3,590,151)
Investment income	11,078,467	9,497,281	6,881,314
Other interest income	150,882	485,679	455,622
Other income	555,328	294,328	—
Gain on early extinguishment of debt	—	—	435,395
Gain on sale or retirement of mortgage revenue bonds	680,444	445,257	—
Provision for loan loss	—	(4,242,571)	(562,385)
Provision for loss on receivables	(452,700)	(952,700)	—
Asset impairment charge—Weatherford	—	—	(2,528,852)
Interest expense	(5,530,995)	(5,441,700)	(1,887,823)
General and administrative expenses	(3,512,233)	(2,764,970)	(2,383,784)

Income (loss) from continuing operations	2,763,762	(2,425,355)	(134,673)
Income from discontinued operations, (including gain on sale of $1,406,608 in 2012)	2,232,276	752,192	(469,518)

Net income (loss)	4,996,038	(1,673,163)	(604,191)
Less: net income (loss) attributable to noncontrolling interest	549,194	570,759	(203,831)

Net income (loss)—America First Multifamily Investors, L. P.	4,446,844	(2,243,922)	(400,360)
Less: general partner interest in net income	691,312	152,359	28,532
Unallocated income (loss) related to variable interest entities	(1,522,846)	(1,289,539)	(2,466,260)

Unitholders’ interest in net income (loss)	$5,278,378	$(1,106,742)	$2,037,368

	For the Year Ended Dec. 31, 2012	For the Year Ended Dec. 31, 2011	For the Year Ended Dec. 31, 2010
Unitholders’ interest in net income per unit (basic and diluted):
Income (loss) from continuing operations	$0.09	$(0.06)	$0.09
Income (loss) from discontinued operations	0.05	0.02	(0.02)

Net income (loss), basic and diluted, per unit	$0.14	$(0.04)	$0.07

Distributions paid or accrued per unit	$0.50	$0.50	$0.50

Weighted average number of shares outstanding, basic and diluted	37,367,600	30,122,928	27,493,449

Investments in mortgage revenue bonds, at estimated fair value	$145,237,376	$135,695,352	$100,566,643

Real estate assets, net	$85,488,292	$75,268,936	$51,750,123

Total assets of discontinued operations	$32,580,427	$37,494,700	$33,714,886

Total assets	$413,150,755	$297,976,545	$241,607,249

Total debt of continuing operations	$217,067,507	$148,137,455	$99,972,100

Total debt of discontinued operations	$—	$10,779,428	$6,281,882

Cash flows provided by operating activities	$7,482,090	$10,229,300	$2,200,893

Cash flows (used in) investing activities	$(97,296,115)	$(31,811,420)	$(48,549,857)

Cash flows provided by financing activities	$99,932,112	$28,518,485	$42,345,477

Cash Available for Distribution (“CAD”) (1)	$12,288,089	$10,612,090	$9,513,494

(1)	There is no generally accepted methodology for computing Cash Available for Distribution (“CAD”). Our computation of CAD may not be comparable to CAD reported by other companies. To calculate CAD, the General Partner adds noncash expenses consisting of a depreciation expense, amortization expense related to debt financing costs and bond reissuance costs, interest rate derivative expense or income, provision for loan losses, impairments on bonds, and income received in cash from transactions which have been eliminated in consolidation to the Partnership’s net income (loss) as computed in accordance with GAAP and deducts Tier 2 income attributable to the General Partner as defined in the Partnership Agreement. We use CAD as a supplemental measurement of the Partnership’s ability to pay distributions. See “CASH AVAILABLE FOR DISTRIBUTION (CAD)” below for a reconciliation of CAD to the Partnership’s net income (loss) for the periods set forth therein.

Cash Available for Distribution (CAD)

We use a calculation of cash available for distribution, or “CAD”, as a means to determine the Partnership’s ability to make distributions to shareholders. The General Partner believes that CAD provides relevant information about its operations and is necessary, along with net income for understanding its operating results. To calculate CAD, the Partnership adds back non-cash expenses consisting of amortization expense related to debt financing costs and bond reissuance costs, interest rate derivative expense or income, provision for loan losses, impairments on bonds, losses related to VIEs including depreciation expense, and income received in cash from transactions which have been eliminated in consolidation, to the Partnership’s net income (loss) as computed in accordance with GAAP and deducts Tier 2 income attributable to the General Partner as defined in the Partnership Agreement. Net income is the GAAP measure most comparable to CAD. There is no generally accepted methodology for computing CAD, and the Partnership’s computation of CAD may not be comparable to CAD reported by other companies. Although the Company considers CAD to be a useful measure of its operating performance, CAD is a non-GAAP measure that should not be considered as an alternative to net income or net cash flows from operating activities which are calculated in accordance with GAAP, or any other measures of financial performance or liquidity presented in accordance with GAAP. The following sets forth a reconciliation of the Partnership’s net income (loss) as determined in accordance with GAAP and its CAD for the periods set forth.

	Cash Available for Distribution for the Year Ended December 31,
	2012	2011	2010
Net income (loss)—America First Multifamily Investors, L. P.	$4,446,844	$(2,243,922)	$(400,360)
Net loss related to VIEs and eliminations due to consolidation	1,522,846	1,289,539	2,466,260

Net income (loss) before impact of VIE consolidation	$5,969,690	$(954,383)	$2,065,900
Change in fair value of derivatives and interest rate derivative amortization	944,541	2,083,521	(571,684)
Depreciation and amortization expense (Partnership only)	3,447,316	2,281,541	1,337,859
Tier 2 Income distributable to the General Partner (1)	(657,933)	(170,410)	(472,246)
Provision for loan loss	—	4,242,571	1,147,716
Provision for loss on receivables	452,700	952,700	—
Bond purchase discount accretion (net of cash received)	160,464	(100,998)	(403,906)
Depreciation and amortization expense (discontinued operations)	452,942	887,492	1,172,771
Asset impairment—Weatherford	—	—	2,716,330
Deposit liability gain—Ohio sale agreement	—	—	1,775,527
Ohio and Greens Properties’ deferred interest	1,518,369	1,390,056	745,227

CAD	$12,288,089	$10,612,090	$9,513,494

Weighted average number of units outstanding, basic and diluted	37,367,600	30,122,928	27,493,449
Net income (loss), basic and diluted, per unit	$0.14	$(0.04)	$0.07

Total CAD per unit	$0.33	$0.35	$0.35

Distributions per unit	$0.50	$0.50	$0.50

	Cash Available for Distribution for the Three Months Ended September 30,		Cash Available for Distribution for the Nine Months Ended September 30,
	2013	2012	2013	2012
Net income—America First Multifamily Investors, L. P.	$3,411,259	$2,211,567	$15,687,845	$3,148,047
Net loss related to VIEs and eliminations due to consolidation	318,705	513,176	861,803	1,012,042

Net income before impact of VIE consolidation	$3,729,964	$2,724,743	$16,549,648	$4,160,089
Change in fair value of derivatives and interest rate derivative amortization	440,331	274,814	304,085	1,055,311
Depreciation and amortization expense (Partnership only)	1,409,847	616,503	3,963,628	1,654,493
Tier 2 Income distributable to the General Partner (1)	—	(314,181)	(484,855)	(481,136)
Depreciation and amortization from discontinued operations	1,406	330,596	9,859	1,172,396
Provision for loss on receivables	0	(261,825)	241,698	214,525
Provision for loan loss	72,000	—	168,000	—
Greens deferred interest	(468,058)	—	(135,264)	—
Ohio deferred interest and reversal of deferred interest (1)	—	345,567	(3,517,258)	1,037,959
Deposit liability gain—Ohio sale agreement (1)	—	—	(1,775,527)	—
Deposit liability gain—Sale of Greens Property (1)	(1,401,656)	—	(1,401,656)	—
Developer income (2)	88,000	—	484,000	—
Bond purchase discount accretion (net of cash received)	(45,283)	(58,574)	86,163	4,546

CAD	$3,826,551	$3,657,643	$14,492,521	$8,818,183

Weighted average number of shares outstanding, basic and diluted	42,772,928	42,772,928	42,772,928	35,572,562
Net income, basic and diluted, per unit	$0.08	$0.06	$0.35	$0.10

Total CAD per unit	$0.09	$0.09	$0.34	$0.25

Distributions per unit	$0.125	$0.125	$0.375	$0.375

(1)	As described in Note 2 to the Company’s consolidated financial statements as set forth in the Company’s Form 10-Q for the quarter ended September 30, 2013, Net Interest Income representing contingent interest and Net Residual Proceeds representing contingent interest (Tier 2 income) will be distributed 75% to the unitholders and 25% to the General Partner. This adjustment represents the 25% of Tier 2 income due to the General Partner. The Company determined that the approximate $1.8 million gain from the sale of the Ohio Properties was Tier 2 income in 2010, the year in which the Ohio Properties were sold to the unaffiliated not-for-profit. As such, 25% of that gain was distributed to the General Partner in 2010 and there was no Tier 2 income reported in 2013 related to the Ohio Properties. The General Partner concluded the gain from the sale of the Greens Property was not Tier 2 income and should also be excluded from the calculation of CAD for the quarter and nine months ended September 30, 2013.

(2)	The developer income amount represents cash received by the Partnership for developer and construction management services performed on the University of Nebraska—Lincoln mixed-use project. The development under construction at the University of Nebraska—Lincoln is accounted for as an MF Property and the cash received for these fees has been eliminated within the consolidated financial statements. For purposes of CAD, management is treating these fees as if received from an unconsolidated entity.

Non-Consolidated Financial Information

The following selected financial information shows the consolidated results of operations for the Partnership for the years ended December 31, 2012, 2011 and 2010 and for the three and nine month periods ended September 30, 2013 and 2012 without the consolidation of VIEs required by GAAP. The General Partner uses this information to analyze the operation of the Partnership since it does not have a direct ownership in any of the VIEs.

	For the Year Ended December 31,
	2012	2011	2010
Revenues:
Property revenues	$7,846,812	$5,066,443	$1,619,229
Investment income	12,599,284	11,515,237	10,223,269
Other interest income	150,882	485,679	488,427
Other income	557,300	189,340	—
Gain on early extinguishment of debt	—	—	435,395
Gain on sale or retirement of mortgage revenue bonds	680,444	445,257	—

Total Revenues	21,834,722	17,701,956	12,766,320

Expenses:
Real estate operating (exclusive of items shown below)	4,604,870	3,154,290	961,221
Provision for loan loss	—	4,242,571	1,147,716
Provision for loss on receivables	452,700	952,700	—
Asset impairment charge—Weatherford	—	—	2,716,330
Depreciation and amortization	3,447,316	2,281,541	1,337,859
Interest	5,530,995	5,441,700	1,887,823
General and administrative	3,512,233	2,764,970	2,383,784

Total Expenses	17,548,114	18,837,772	10,434,733

Net (loss) income from continuing operations	4,286,608	(1,135,816)	2,331,587
Income (loss) from discontinued operations	2,232,276	752,192	(469,518)

Net income (loss)	6,518,884	(383,624)	1,862,069
Net income (loss) attributed to noncontrolling interest	549,194	570,759	(203,831)

Net (loss) Income—America First Multifamily Investors, L.P.	$5,969,690	$(954,383)	$2,065,900

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
Property revenues	$3,074,115	$1,983,077	$8,325,593	$5,404,772
Investment income	5,623,450	3,490,431	18,689,649	8,912,856
Contingent tax-exempt interest income	—	—	6,497,160	—
Other interest income	216,993	15,224	1,558,158	97,996
Other income	—	—	250,000	—
Gain on sale of bonds	—	—	—	667,821

Total Revenues	8,914,558	5,488,732	35,320,560	15,083,445

Expenses:
Real estate operating (exclusive of items shown below)	1,794,008	1,175,585	4,632,958	3,096,677
Realized loss on taxable property loan	—	—	4,557,741	—
Provision for loss on receivables	—	(261,825)	241,698	214,525
Provision for loan loss	72,000	—	168,000	—
Depreciation and amortization	1,409,847	854,252	3,963,628	2,376,823
Interest	2,325,372	1,551,543	5,287,994	4,317,329
General and administrative	985,778	834,301	3,097,713	2,533,246

Total Expenses	6,587,005	4,153,856	21,949,732	12,538,600

Income from continuing operations	2,327,553	1,334,876	13,370,828	2,544,845
Income from discontinued operations	1,342,498	1,526,964	3,442,404	2,013,713

Net income	3,670,051	2,861,840	16,813,232	4,558,558
Less: net income attributable to noncontrolling interest	(59,913)	137,099	263,584	398,469

Net income—America First Multifamily Investors, L.P.	$3,729,964	$2,724,741	$16,549,648	$4,160,089

RISK FACTORS

An investment in our shares involves risks. Before making an investment decision, you should carefully consider all of the risk factors that are discussed beginning on page 15 of the accompanying prospectus and beginning on page 10 of our Annual Report on Form 10-K for the year ended December 31, 2012, which are incorporated by reference herein, and in the other documents incorporated by reference herein and therein. If any of the risks discussed in such documents actually occur, our business, financial condition and results of operations could be materially adversely affected. If this were to occur, the amount of cash distributions we pay on the shares may be reduced, the trading price of the shares could decline and you may lose all or part of your investment.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $                     after deducting underwriting discounts and commissions and estimated offering expenses payable by us of approximately $                     (or net proceeds of approximately $                     if the underwriters exercise their option to purchase additional shares in full). We intend to use the net proceeds from this offering to acquire additional mortgage revenue bonds and other investments meeting our investment criteria and for general working capital needs.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The tax consequences to you of an investment in our shares will depend in part on your own tax circumstances. For a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of our shares, please read “U.S. FEDERAL INCOME TAX CONSIDERATIONS” in the accompanying prospectus. Please also read “RISK FACTORS” in the accompanying prospectus for a discussion of additional tax risks related to purchasing and owning our shares. We urge you to consult your own tax advisors about the specific tax consequences to you of purchasing, holding, and disposing of our shares, including the application and effect of federal, state, local, and foreign income and other tax laws.

UNDERWRITING

Subject to the terms and conditions of an underwriting agreement, which will be filed by us as an exhibit to a Current Report on Form 8-K and incorporated by reference into this prospectus supplement and the accompanying prospectus, the underwriters named below, through their representative Deutsche Bank Securities Inc. (the “Representative”), have severally agreed to purchase from us the following respective number of our shares at a public offering price, less the underwriting discounts and commissions, set forth on the cover page of this prospectus:

Underwriters	Number of Shares
Deutsche Bank Securities Inc.
Oppenheimer & Co. Inc.
BB&T Capital Markets, a division of BB&T Securities, LLC

Total

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares offered by this prospectus, other than those covered by the option to purchase additional shares described below, if any of these shares are purchased.

We have been advised by the Representative of the underwriters that the underwriters propose to offer the shares to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $                 per share under the public offering price. After the offering, the Representative of the underwriters may change the offering price and other selling terms.

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to                  additional shares at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares as the number of shares to be purchased by it in the above table bears to the total number of shares offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares to the underwriters to the extent the option is exercised. If any additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting discounts and commissions per share are equal to the public offering price per share less the amount paid by the underwriters to us per share. The underwriting discounts and commissions are     % of the public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ over-allotment option:

Total Fees
	Fee per share	Without Exercise of Option to Purchase Additional Shares	With Full Exercise of Option to Purchase Additional Shares
Discounts and commissions paid by us	$	$	$

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $65,000.

We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”) and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Certain of the individuals who act as the officers and directors of the Partnership and Burlington have agreed not to offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any of our shares or other securities convertible into or exchangeable or exercisable for our shares or derivatives of our shares owned by these persons prior to this offering or shares issuable upon exercise of options or warrants held by these persons for a period of 45 days after the date of this prospectus supplement without the prior written consent of the Representative. This consent may be given at any time without public notice. There are no agreements between the Representative and any of our shareholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 45-day period.

In connection with the offering, the underwriters may purchase and sell shares in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

Naked short sales are any sales in excess of the option to purchase additional shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of our shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the Representative has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our shares. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our shares. As a result, the price of our shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The NASDAQ Global Select Market, in the over-the-counter market or otherwise.

A prospectus in electronic format is being made available on Internet web sites maintained by one or more of the lead underwriters of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus supplement, the accompanying prospectus, or the registration statement of which the prospectus supplement and the accompanying prospectus form a part.

In connection with this offering, Deutsche Bank Securities Inc. may engage in passive market making transactions in our shares on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during a period before the commencement of offers or sales of shares and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Our shares are quoted on the NASDAQ Global Select Market under the symbol “ATAX.”

From time to time, certain of the underwriters and their affiliates have provided, and may in the future provide, investment banking, commercial banking, and financial advisory services to us or our subsidiaries in the ordinary course of business, for which they have in the past received, and may in the future receive, customary fees. As of September 30, 2013, DB, an affiliate of Deutsche Bank Securities Inc., has provided the Partnership with $125.8 million of debt financing through the TOB Trust financing facilities described in “OUR FINANCING ARRANGEMENTS” above.

The maximum commission or discount to be received by any Financial Industry Regulatory Authority, Inc. (“FINRA”) member or independent broker/dealer will not be greater than ten percent (10%) for the sale of any shares representing our assigned limited partnership interests covered by this prospectus supplement. Because the FINRA views our shares as interests in a direct participation program, any offering of shares under this prospectus supplement and the accompanying prospectus will be made in compliance with Rule 2310 of the FINRA Rules.

LEGAL OPINIONS

The validity of the shares offered by this prospectus supplement and the accompanying prospectus, and certain other legal matters, has been passed upon for us by Barnes & Thornburg LLP, Indianapolis, Indiana. Certain legal matters in connection with this offering will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from America First Tax Exempt Investors, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2012 and the effectiveness of America First Tax Exempt Investors, L.P.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports dated March 8, 2013, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph regarding management’s estimates for investments without readily determinable fair value and (2) express an unqualified opinion on internal controls over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the respective reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF INFORMATION BY REFERENCE

SEC rules allow us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be included in and an important part of this prospectus supplement and the accompanying prospectus and should be read with the same care. Information that we later file with the SEC that is incorporated by reference into this prospectus supplement and the accompanying prospectus will automatically update and supersede this information. We hereby incorporate by reference into this prospectus supplement and the accompanying prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30, and September 30, 2013;

•	Our Current Reports on Form 8-K filed with the SEC on March 13, June 12, September 12, November 12, November 26, December 2, and December 12, 2013; and

•

The description of our shares representing assigned limited partnership interests contained in our Registration Statement on Form 8-A, filed with the SEC on August 27, 1998, together with any amendment or report filed with the SEC for the purpose of updating such description.

In addition, we also incorporate by reference into this prospectus supplement and the accompanying prospectus additional information that we may subsequently file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements, if any. Any statement contained in this prospectus supplement, the accompanying prospectus, or in any document incorporated, or deemed to be incorporated, by reference into this prospectus supplement or the accompanying prospectus shall be deemed to be modified or superseded for purposes of this prospectus supplement and accompanying prospectus to the extent that a statement contained in this prospectus supplement, the accompanying prospectus, or in any subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement, the accompanying prospectus, and the related registration statement. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement or the accompanying prospectus.

You can obtain any of our filings incorporated by reference into this prospectus supplement and the accompanying prospectus from the SEC at www.sec.gov or by visiting the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the SEC’s Public Reference Room by calling 1-800-732-0330. We will provide without charge to each person, including any beneficial owner of our shares, to whom this prospectus supplement is delivered, upon written or oral request, a copy of any and all documents that have been incorporated by reference into this prospectus supplement and the accompanying prospectus but not delivered with this prospectus supplement (without exhibits, unless the exhibits are specifically incorporated by reference but not delivered with this prospectus). Requests should be directed to:

Mr. Timothy Francis

The Burlington Capital Group LLC

1004 Farnam Street, Suite 400

Omaha, Nebraska 68102

(402) 444-1640

PROSPECTUS

$225,000,000

AMERICA FIRST MULTIFAMILY INVESTORS, L.P.

Shares Representing Assigned Limited Partnership Interests

We may use this prospectus to offer shares representing assigned limited partnership interests in America First Multifamily Investors, L.P. We may offer these shares from time to time. We will provide specific terms of each issuance of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you decide to invest in our shares.

This prospectus may not be used to consummate sales of these securities unless it is accompanied by a prospectus supplement.

Our shares are quoted on the NASDAQ Global Select Market under the symbol “ATAX.” Our principal executive offices are located at 1004 Farnam Street, Suite 400, Omaha, Nebraska, 68102. Our telephone number is (402) 444-1630.

Investing in our shares involves a high degree of risk. You should carefully consider the information under the heading “RISK FACTORS” beginning on page 15 of this prospectus before buying our shares.

We may offer our shares in amounts, at prices and on terms determined by market conditions at the time of the offerings. We may sell shares to or through underwriters, dealers or agents, or we may sell shares directly to investors on our own behalf. We will set forth in the related prospectus supplement the name(s) of the underwriter(s) or agent(s), the discount or commission received by them from us as compensation, our other expenses of the offering and sale of these securities, and the net proceeds we receive from the sale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 19, 2013

You should rely only on the information contained or incorporated by reference in this prospectus and any related prospectus supplement. We have not authorized anyone to provide you with information or to make any representation that differs from the information in this prospectus and any related prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus, any related prospectus supplement and the documents incorporated by reference herein is correct on any date after their respective dates even though this prospectus and any related prospectus supplement are delivered or shares are sold pursuant to this prospectus and a related prospectus supplement at a later date. Our business, financial condition, results of operations or prospects may have changed since those dates. To the extent the information contained in this prospectus or the documents incorporated by reference herein differs or varies from the information contained in any prospectus supplement delivered to you, the information in such prospectus supplement will supersede such information.

i

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (or “SEC”) using a “shelf” registration process. Under this process, we may offer and sell shares representing assigned limited partnership interests in our company in one or more offerings for total proceeds of up to $225,000,000. This prospectus provides a general description of our business and the shares that we may offer. Each time we offer to sell any shares, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. It is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION.”

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FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference certain forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. When used, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions, are intended to identify forward-looking statements. We have based forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. This prospectus also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other industry data. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified the statistical and other industry data generated by independent parties and contained in this prospectus and, accordingly, we cannot guarantee their accuracy or completeness. In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the headings “RISK FACTORS” beginning on page 12 of this prospectus and page 10 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. These forward-looking statements are subject to various risks and uncertainties, including those relating to:

•	current maturities of our financing arrangements and our ability to renew or refinance such financing arrangements;

•	defaults on the mortgage loans securing our mortgage revenue bonds;

•	risks associated with investing in multifamily apartments, including changes in business conditions and the general economy;

•	changes in short-term interest rates;

•	our ability to use borrowings to finance our assets;

•	current negative economic and credit market conditions;

•	changes in the United States Department of Housing and Urban Development’s Capital Fund Program; and

•	changes in government regulations affecting our business.

These risks, as well as other risks, uncertainties and factors, including those discussed in any supplement to this prospectus or in reports that we file from time to time with the Securities and Exchange Commission (such as our Forms 10-K and 10-Q) could cause our actual results to differ materially from those projected in any forward-looking statements we make. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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AMERICA FIRST MULTIFAMILY INVESTORS, L.P.

We urge you to carefully read this entire prospectus and the related prospectus supplement, including the financial statements and the information that is incorporated by reference into this prospectus and the related prospectus supplement. You should carefully consider the information discussed under “RISK FACTORS” as well as other risk factors included in our most recent Form 10-K and 10-Qs, before you decide to purchase any of our shares. All references to “we,” “us,” or the “Partnership” mean America First Multifamily Investors, L.P. The “Company” is the consolidation of the Partnership and its VIEs segment (as defined below).

Our Business

America First Multifamily Investors, L.P. was formed for the primary purpose of acquiring a portfolio of mortgage revenue bonds that are issued to provide construction and/or permanent financing of multifamily residential properties. We believe and expect that interest paid on these bonds is excludable from gross income for federal income tax purposes. As a result, we expect that most of the income earned by the Partnership is exempt from federal income taxes. See “RISK FACTORS – Shareholders may incur tax liability if any of the interest on our mortgage revenue bonds is determined to be taxable.”

The Partnership has been in operation since 1998 and, as of September 30, 2013, owned 35 mortgage revenue bonds with an aggregate outstanding principal amount of approximately $239 million. These bonds were issued by various state and local housing authorities in order to provide construction and/or permanent financing of 27 multifamily residential apartments containing a total of 4,488 rental units located in the states of Florida, Illinois, Iowa, Louisiana, Minnesota, North Carolina, Ohio, South Carolina, Tennessee, and Texas. Three of the bonds’ properties are under construction and not operational. In each case the Partnership owns, either directly or indirectly, 100% of the bonds issued for these properties. Each bond is secured by a mortgage or deed of trust on the financed apartment property. Each of the bonds provides for “base” interest payable at a fixed rate on a periodic basis. Additionally, four of the bonds also provide for the payment of contingent interest determined by the net cash flow and net capital appreciation of the underlying real estate properties. As a result, these mortgage revenue bonds provide the Partnership with the potential to participate in future increases in the cash flow generated by the financed properties, either through operations or from their ultimate sale. Of the 35 bonds owned as of September 30, 2013, 16 are owned directly by the Partnership, 13 are owned by ATAX TEBS I, LLC, a special purpose entity owned and controlled by the Partnership, created to facilitate a Tax Exempt Bond Securitization (“TEBS”) Financing with Federal Home Loan Mortgage Corporation also known as “Freddie Mac” and six are securitized and held by Deutsche Bank (“DB”) in Tender Option Bond (“TOB Trust”) financing facilities.

Three of the entities that own the apartment properties financed by three of the Partnership’s mortgage revenue bonds were deemed to be consolidated variable interest entities (“VIEs”) of the Partnership at September 30, 2013 and, as a result, these bonds are eliminated in consolidation on the Company’s consolidated financial statements.

The ability of the properties collateralizing our mortgage revenue bonds to make payments of base and contingent interest is a function of the net operating income generated by these properties. Net operating income from a multifamily residential property depends on the rental and occupancy rates of the property and the level of operating expenses. Occupancy rates and rents are directly affected by the supply of, and demand for, apartments in the market areas in which a property is located. This, in turn, is affected by several factors such as local or national economic conditions, the amount of new apartment construction and interest rates on single-

family mortgage loans. In addition, factors such as government regulation, inflation, real estate and other taxes, labor problems and natural disasters can affect the economic operations of a property. Because the return to the Partnership from its investments in mortgage revenue bonds depends upon the economic performance of the multifamily residential properties which collateralize these bonds, the Partnership may be considered to be in competition with other multifamily rental properties located in the same geographic areas as the properties financed with its bonds.

The Partnership may also invest in other types of securities which the Partnership believes and expects to be tax-exempt and that may or may not be secured by real estate to the extent allowed by its Agreement of Limited Partnership dated October 1, 1998, as amended (the “Partnership Agreement”), and the conditions to the exemption from registration under the Investment Company Act of 1940 that is relied upon for the Partnership. Under the Partnership Agreement, these other securities must be rated in one of the four highest rating categories by at least one nationally recognized securities rating agency and may not represent more than 25% of the Partnership’s assets at the time of acquisition. At September 30, 2013, the Partnership had two other classes of investments that it expects and believes to be tax-exempt, the Public Housing Capital Fund Trusts’ Certificates (“PHC Certificates”) and mortgage-backed securities (“MBS”). The PHC Certificates had an aggregate principal outstanding of $65.3 million at September 30, 2013 and are securitized into three separate TOB Trusts with DB (“PHC Trusts”). The PHC Certificates held by the PHC Trusts consist of custodial receipts evidencing loans made to a number of public housing authorities. Principal and interest on these loans are payable by the respective public housing authorities out of annual appropriations to be made to the public housing authorities by the United States Department of Housing and Urban Development (“HUD”) under HUD’s Capital Fund Program established under the Quality Housing and Work Responsibility Act of 1998 (the “Capital Fund Program”). The PHC Trusts have a first lien on these annual Capital Fund Program payments to secure the public housing authorities’ respective obligations to pay principal and interest on their loans. The state issued MBS had an aggregate principal outstanding of $43.3 million as of September 30, 2013 and have been securitized into six separate TOB Trusts with DB. The MBS are backed by residential mortgage loans and have investment grade ratings by the most recent S&P or Moody’s rating.

The Partnership may also make taxable mortgage loans secured by multifamily properties which are financed by mortgage revenue bonds held by the Partnership. The Partnership does this in order to provide financing for capital improvements at these properties or to otherwise support property operations when we determine it is in the best long-term interest of the Partnership.

The Partnership generally does not seek to acquire direct interests in real property as long term or permanent investments. The Partnership may, however, acquire real estate securing its mortgage revenue bonds or taxable mortgage loans through foreclosure in the event of a default. In addition, the Partnership may acquire interests in multifamily apartment properties (“MF Properties”) in order to position itself for future investments in bonds issued to finance these properties and which the Partnership expects and believes generate tax-exempt interest. The Partnership currently holds interests in eight MF Properties containing 1,582 rental units, of which two are located in Nebraska, one is located in Kansas, one is located in Kentucky, one is located in Indiana, one is located in Georgia, and two are located in Texas. The Partnership also has a student housing development under construction at the University of Nebraska – Lincoln, which is expected to be completed in the third quarter of 2014.

To restructure each of the MF Properties into a mortgage revenue bond, the Partnership teams with a third party developer who works to secure a mortgage revenue bond issuance from the local housing authority. Once the developer receives the mortgage revenue bond commitment, the Partnership will sell the MF Property to a not-for-profit entity or to an entity owned by the developer in connection with a syndication of Low Income Housing Tax Credits (“LIHTCs”) under Section 42 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Partnership expects to acquire the mortgage revenue bonds issued to provide debt financing for these properties at the time the property ownership is restructured. Such restructurings will generally be expected to occur within 36 months of the Partnership’s initial investment in an MF Property and will often coincide with the expiration of the compliance period relating to LIHTCs previously issued with respect to the MF Property. The Partnership will not acquire LIHTCs in connection with these transactions. In the event that the MF Property cannot secure a mortgage revenue bond, the Partnership will operate the MF Property until the opportunity arises to sell it at what management believes is its optimal fair value. These types of transactions represent a long-term market opportunity for the Partnership and will provide us with a pipeline of future bond investment opportunities as the market for LIHTC syndications continues to strengthen.

Business Objectives and Strategy

Our business objectives are to (i) preserve and protect our capital and (ii) provide regular and increasing cash distributions to our shareholders which we expect and believe are substantially exempt from federal income tax. See “RISK FACTORS – Shareholders may incur tax liability if any of the interest on our mortgage revenue bonds is determined to be taxable.” We have sought to meet these objectives by primarily investing in a portfolio of mortgage revenue bonds that were issued to finance, and are secured by first mortgages on, multifamily apartment properties, including student housing. Certain of these bonds may be structured to provide a potential for an enhanced yield through the payment of contingent interest, which is payable out of net cash flow from operations and net capital appreciation of the financed apartment properties. The Partnership expects and believes that any contingent interest it receives will be exempt from inclusion in gross income for federal income tax purposes.

We are pursuing a business strategy of acquiring additional mortgage revenue bonds on a leveraged basis in order to (i) increase the amount of interest available for distribution to our shareholders which we expect and believe to be tax-exempt; (ii) reduce risk through asset diversification and interest rate hedging; and (iii) achieve economies of scale. We are pursuing this growth strategy by investing in additional mortgage revenue bonds and related investments, taking advantage of attractive financing structures available in the municipal securities market and entering into interest rate risk management instruments. We may finance the acquisition of additional mortgage revenue bonds through the reinvestment of cash flow, the issuance of additional shares, or securitization financing using our existing portfolio of mortgage revenue bonds. Our operating policy is to use securitizations or other forms of leverage to maintain a level of debt financing between 40% and 60% of the total par value of our mortgage bond portfolio. At September 30, 2013, the leverage on the portfolio of the mortgage revenue bonds was approximately 58% of the par value of the portfolio.

In connection with our growth strategy, we are also assessing opportunities to reposition our existing portfolio of mortgage revenue bonds. The principal objective of this repositioning initiative is to improve the quality and performance of our revenue bond portfolio and, ultimately, increase the amount of cash available for distribution to our shareholders. In some cases, we may elect to redeem selected bonds that are secured by multifamily properties that have experienced significant appreciation. Through the selective redemption of the bonds, a sale or refinancing of the underlying property will be required which, if sufficient sale or refinancing proceeds exist, may entitle the Partnership to receive payment of contingent interest on its bond investment. In other cases, we may elect to sell bonds on properties that are in stagnant or declining markets. The proceeds received from these transactions would be redeployed into other investments consistent with our investment objectives. We may also be able to use a higher-quality investment portfolio to obtain higher leverage to be used to acquire additional investments.

In executing our growth strategy, we expect to invest primarily in bonds issued to provide affordable rental housing, but may also consider bonds issued to finance student housing projects and housing for senior citizens. The four basic types of multifamily housing revenue bonds which we may acquire as investments are as follows:

1.	Private activity bonds issued under Section 142(d) of the Internal Revenue Code;

2.	Bonds issued under Section 145 of the Internal Revenue Code by not-for-profit entities qualified under Section 501(c)(3) of the Internal Revenue Code;

3.	Essential function bonds issued by a public instrumentality to finance an apartment property owned by such instrumentality; and

4.	Existing “80/20 bonds” that were issued under Section 103(b)(4)(A) of the Internal Revenue Code of 1954.

Each of these bond structures permits the issuance of bonds to finance the construction or acquisition and rehabilitation of affordable rental housing. Under applicable Treasury Regulations, any affordable apartment project financed with bonds that are purportedly tax-exempt must set aside a percentage of its total rental units for occupancy by tenants whose incomes do not exceed stated percentages of the median income in the local area. In each case, the balance of the rental units in the apartment project may be rented at market rates. With respect to private activity bonds issued under Section 142(d) of the Internal Revenue Code, the owner of the apartment project may elect, at the time the bonds are issued, whether to set aside a minimum of 20% of the units for tenants making less than 50% of area median income (as adjusted for household size) or 40% of the units for tenants making less than 60% of the area median income (as adjusted for household size). Multifamily housing bonds that were issued prior to the Tax Reform Act of 1986 (so called “80/20” bonds) require that 20% of the rental units be set aside for tenants whose income does not exceed 80% of the area median income, without adjustment for household size.

We expect that many of the private activity housing bonds that we evaluate for acquisition will be issued in conjunction with the syndication of LIHTCs by the owner of the financed apartment project. Additionally, to facilitate our investment strategy of acquiring additional mortgage bonds secured by MF Properties, we may acquire ownership positions in the MF Properties. We expect to acquire mortgage revenue bonds on these MF Properties in many cases at the time of a restructuring of the MF Property ownership. Such restructuring may involve the syndication of LIHTCs in conjunction with a property rehabilitation.

Investment Types

Mortgage Revenue Bonds. The Partnership invests in mortgage revenue bonds which the Partnership expects and believes to be tax-exempt and that are secured by a first mortgage or deed of trust on multifamily apartment projects. See “RISK FACTORS – Shareholders may incur tax liability if any of the interest on our mortgage revenue bonds is determined to be taxable.” Each of these bonds bears interest at a fixed annual base rate. Four of the bonds currently owned by the Partnership also provide for the payment of contingent interest, which is payable out of the net cash flow and net capital appreciation of the underlying apartment properties. As a result, the amount of interest earned by the Partnership from its investment in mortgage revenue bonds is a function of the net operating income generated by the properties collateralizing the mortgage revenue bonds. Net operating income from a multifamily residential property depends on the rental and occupancy rates of the property and the level of operating expenses. The estimated fair values of the mortgage revenue bonds represent approximately 48% of the total assets of the Partnership at September 30, 2013. The Partnership’s total assets exclude the VIE segment for purposes of this calculation.

Other Securities. The Partnership may invest in other types of securities which the Partnership expects and believes to be tax-exempt and that may or may not be secured by real estate. These securities must be rated in one of the four highest rating categories by at least one nationally recognized securities rating agency and may not represent more than 25% of the Partnership’s assets at the time of acquisition.

Public Housing Capital Fund Trust Certificates (“PHC Certificates”). The PHC Certificates consist of custodial receipts evidencing loans made to a number of public housing authorities. Principal and interest on these loans are payable by the respective public housing authorities out of annual appropriations to be made to the public housing authorities by HUD under HUD’s Capital Fund Program. The PHC Trusts have a first lien on these annual Capital Fund Program payments to secure the public housing authorities’ respective obligations to pay principal and interest on their loans. The most recent rating of the PHC Certificates by Standard & Poor’s is investment grade as of September 30, 2013. The estimated fair values of the PHC Certificates represent approximately 13% of the total assets of the Partnership at September 30, 2013. The Partnership’s total assets exclude the VIE segment for purposes of this calculation.

Mortgage-Backed Securities (“MBS”). The Partnership also invests in state-issued MBS that are backed by residential mortgage loans. The MBS held by the Partnership are rated investment grade by Standard & Poor’s or Moody’s as of September 30, 2013. The estimated fair values of the MBS represent approximately 8% of the total assets of the Partnership at September 30, 2013. The Partnership’s total assets exclude the VIE segment for purposes of this calculation.

Taxable Property Loans. The Partnership may also make taxable mortgage loans secured by multifamily properties which are financed by mortgage revenue bonds that are held by the Partnership. The taxable property loans represent approximately 3% of the total assets of the Partnership at September 30, 2013. The Partnership’s total assets exclude the VIE segment for purposes of this calculation.

Interests in Real Property. While the Partnership generally does not seek to acquire equity interests in real property as long-term or permanent investments, it may acquire real estate securing its revenue bonds or taxable mortgage loans through foreclosure in the event of a default. In addition, as part of its growth strategy, the Partnership may acquire direct or indirect interests in MF Properties on a temporary basis in order to position itself for a future investment in mortgage revenue bonds issued to finance the acquisition or substantial rehabilitation of such apartment complexes by a new owner. A new owner would typically seek to obtain low income housing tax credits (“LIHTCs”) in connection with the issuance of the new bonds, but if LIHTCs had previously been issued for the property, such a restructuring could not occur until the expiration of a 15-year compliance period for the initial LIHTCs. The Partnership may acquire an interest in MF Properties prior to the end of the LIHTC compliance period. After the LIHTC compliance period, the Partnership would expect to sell its interest in such MF Property to a new owner which could syndicate new LIHTCs and seek bond financing on the MF Property which the Partnership could acquire. Such restructurings will generally be expected to occur within 36 months of the acquisition by the Partnership of an interest in an MF Property. The Partnership will not acquire LIHTCs in connection with these transactions. The net real estate assets represent approximately 18% of the total assets of the Partnership at September 30, 2013. The Partnership’s total assets exclude the VIE segment for purposes of this calculation.

Investment Opportunities

There is a significant unmet demand for affordable multifamily housing in the United States. The United States Department of Housing and Urban Development (“HUD”) reports that there are approximately 5.5 million American households in need of quality affordable housing. The types of mortgage revenue bonds in which we invest offer developers of affordable housing a low-cost source of construction and permanent debt financing for these types of properties. The National Council of State Housing Agencies Fact Sheet and HUD have captured some key scale metrics and opportunities of this market:

•	HUD has provided over 1.0 million lower-income Americans with affordable rental housing opportunities;

•	Housing Finance Agencies, or HFAs, use multifamily housing bonds to finance an additional 100,000 apartments each year;

•

The availability of bond financing for affordable multifamily housing to be owned by private, for-profit developers in each state in each calendar year is limited by the statewide volume cap distributed as described in Section 146 of the Internal Revenue Code; this private activity bond financing is based on state population and indexed to inflation; and

•	The supply of rental units is expected to fall short of demand with apartment vacancies continuing to decline.

In addition to mortgage revenue bonds, the federal government promotes affordable housing through the use of LIHTCs for affordable multifamily rental housing. The syndication and sale of LIHTCs along with bond financing is attractive to developers of affordable housing because it helps them raise equity and debt financing for their projects. Under this program, developers that receive an allocation of private activity bonds will also receive an allocation of federal LIHTCs as a method to encourage the development of affordable multifamily housing. The Partnership does not invest in LIHTCs, but is attracted to mortgage revenue bonds that are issued in association with federal LIHTC syndications because in order to be eligible for federal LIHTCs, a property must either be newly constructed or substantially rehabilitated and, therefore, may be less likely to become functionally obsolete in the near term than an older property. There are various requirements in order to be eligible for federal LIHTCs, including rent and tenant income restrictions. In general, the property owner must elect to set aside either 40% or more of the property’s residential units for occupancy by individuals whose income is 60% or less of the area median gross income or 20% or more of the property’s residential units for occupancy by individuals whose income is 50% or less of the area median gross income. These units remain subject to these set aside requirements for a minimum of 30 years.

Effects of Recent Credit Markets and Economic Conditions

The disruptions in domestic and international financial markets and the resulting availability of debt financing have improved since the restrictions seen in 2008. While economic trends show signs of a stabilization of the economy and debt availability has increased, overall availability remains limited and the cost of credit may continue to be adversely impacted. These conditions, in our view, will continue to create potential investment opportunities for the

Partnership. We believe this continues to create opportunities to acquire existing mortgage revenue bonds from distressed holders at attractive yields. The Partnership continues to evaluate potential investments in bonds which are available on the secondary market. We believe many of these bonds will meet our investment criteria and that we have a unique ability to analyze and close on these opportunities while maintaining our ability and willingness to also participate in primary market transactions.

Current credit and real estate market conditions also create opportunities to acquire quality MF Properties from distressed owners and lenders. Our ability to restructure existing debt, together with the ability to improve the operations of the apartment properties through our affiliated property management company, can position these MF Properties for an eventual financing with mortgage revenue bonds meeting our investment criteria and that will be supported by a valuable and well-run apartment property. We believe we can selectively acquire MF Properties, restructure debt, and improve operations in order to create value for our shareholders in the form of a strong mortgage revenue bond investment.

On the other hand, continued economic weakness in some markets may limit our ability to access additional debt financing that the Partnership uses to partially finance its investment portfolio or otherwise meet its liquidity requirements.

The inability to access debt financing may result in adverse effects on our financial condition and results of operations. There can be no assurance that we will be able to finance additional acquisitions of mortgage revenue bonds through either additional equity or debt financing. Although the consequences of market and economic conditions and their impact on our ability to pursue our plan to grow through investments in additional housing bonds are not fully known, we do not anticipate that our existing assets will be adversely affected in the long-term. In addition, the economic conditions including higher levels of unemployment, lack of job growth and low home mortgage interest rates have had a negative effect on some of the apartment properties which collateralize our bond investments and our MF Properties in the form of lower occupancy. While some properties have been negatively effected, the overall economic occupancy (which is adjusted to reflect rental concessions, delinquent rents and non-revenue units such as model units and employee units) of the apartment properties that the Partnership has financed with mortgage revenue bonds was approximately at 86% during 2012 as compared to 85% during 2011. Overall economic occupancy of the MF Properties has remained the same at approximately 76% during 2012 and 2011. Based on the growth statistics in the market, we expect to see continued improvement in property operations and profitability in 2013 and 2014 and we believe that rental rate and occupancy trends will continue to be positive.

Financing Arrangements

The Partnership may finance the acquisition of additional mortgage revenue bonds through the reinvestment of cash flow, the issuance of additional shares or with debt financing collateralized by our existing portfolio of mortgage revenue bonds, including the securitization of these bonds.

Debt Financing. In 2010, the Partnership and its consolidated subsidiary ATAX TEBS I, LLC (the “Sponsor”), entered into a number of agreements relating to a long-term debt financing facility provided through the securitization of 13 mortgage revenue bonds pursuant to Freddie Mac’s TEBS program (the “TEBS Financing”). The gross proceeds from the TEBS Financing was approximately $95.8 million. After the payment of transaction expenses, the Company received net proceeds from the TEBS Financing of approximately $90.4 million. The Company applied approximately $49.5 million of these net proceeds to repay the entire outstanding principal of, and accrued interest on, its secured term loan from Bank of America. The Class A TEBS Certificates were issued in an initial principal amount of $95.8 million and were sold through a placement agent to unaffiliated investors. The Class B TEBS Certificates were issued in an initial principal amount of $20.3 million and were retained by the Sponsor.

In July 2011, the Company executed a Master Trust Agreement with DB which allows the Company to execute multiple TOB Trust structures upon the approval and agreement of terms by DB. Under each TOB structure issued through the Master Trust Agreement, the tender option bond (or “TOB”) trustee issues senior floating-rate participation interests (“SPEARS”), and residual participation interests (“LIFERS”). These SPEARS and LIFERS represent beneficial interests in the securitized asset held by the TOB trustee. The Company will purchase the LIFERS from each of these TOB Trusts which will grant them certain rights to the securitized assets. For financial reporting purposes, the TEBS Financing and TOB Trust financing facilities are presented by the Company as a secured financing.

Our operating policy is to maintain a level of debt financing between 40% and 60% of the total par value of our mortgage revenue bond portfolio. As of September 30, 2013, the total par value of the Partnership’s total bond portfolio is approximately $235.7 million. The outstanding debt financing arrangements securitized with mortgage revenue bonds include the four TOB Trust facilities with DB and the TEBS Financing agreement with Freddie Mac. These debt financing arrangements have an outstanding balance of $135.8 million in total. This calculates to a leverage ratio of 58%. The Partnership’s operating policy is to use securitizations or other forms of leverage to maintain a level of debt financing between 60% and 80% of the total par value of the Partnership’s other investments. The Partnership also has nine outstanding PHC and MBS TOB Trust facilities at September 30, 2013, which have total outstanding borrowings of $83.2 million. These are securitizations of its PHC Certificates and MBS. The par value of its PHC Certificates and MBS is $108.6 million, which calculates to a leverage ratio of 77%. Additionally, the MF Properties are encumbered by mortgage loans with an aggregate principal balance of approximately $51.8 million. These mortgage loans mature at various times from March 2014 through February 2017. The debt financing plus mortgage loans total of $278.4 million results in a leverage ratio to Partnership Total Assets of 60% as of September 30, 2013.

Equity Financing. This prospectus is part of a Registration Statement on Form S-3 that was filed by the Partnership with the SEC in November 2013 in order to register the sale of up to $225.0 million of our shares, which are referred to as “beneficial unit certificates” or “BUCs” in our Partnership Agreement. We intend to issue shares from time to time under this Registration Statement to raise additional equity capital as needed to fund investment opportunities. Raising additional equity capital for deployment into new investment opportunities is part of our overall growth strategy described above.

The Partnership had previously filed a $200.0 million shelf registration statement with the SEC in April 2010 and has issued approximately $108.5 million of shares under this prior registration statement. Most recently, in May 2012, the Partnership issued an additional 12,650,000 BUCs through an underwritten public offering at a public offering price of $5.06 per BUC. Net proceeds realized by the Partnership from the issuance of these BUCs were approximately $60 million after payment of an underwriter’s discount and other offering costs of approximately $4.0 million. The registration statement filed in November 2013, of which this prospectus is a part, replaces the previously-filed registration statement and all future shares (including unsold shares registered under the prior registration statement) will be sold pursuant to this prospectus.

Recent Developments

Recent Investment Activity

On August 28, 2013, the Partnership acquired a mortgage revenue bond secured by the Vantage at Harlingen Apartments, a 288 unit multifamily apartment complex located in Harlingen, Texas which is under construction (expected to be completed in the spring of 2015). The Series C bond was purchased for approximately $6.7 million par value, carries a base interest rate of 9.0% per annum, and matures on August 1, 2053. The Partnership also acquired a $1.3 million subordinate bond which is recorded as an Other Asset. The Vantage at Harlingen Apartments has a construction loan with an unrelated bank and the Partnership’s mortgage revenue bonds are second lien borrowings to that construction loan. Under the terms of a Forward Delivery Bond Purchase Agreement (“Bond Purchase Commitment”), the Partnership has agreed to purchase a new mortgage revenue bond between $18,000,000 to $24,692,000 (“Harlingen Series B Bond”) secured by the Vantage at Harlingen Apartments which will be delivered by the mortgage revenue bond issuer once the property meets specific obligations and occupancy rates. The final amount of the Series B Bond will depend on the appraisal of the stabilized property. The Harlingen Series B Bond will have a stated annual interest rate of 6.0% per annum and bond proceeds must be used to pay off the construction loan to the bank and all or a portion of the $6.7 million subordinate Series C mortgage revenue bond.

In June 2013, the Partnership acquired six mortgage revenue bonds secured by three properties located in San Antonio, Texas. The bond purchases are as follows: approximately $5.9 million par value Series A and approximately $2.5 million par value Series B mortgage revenue bonds secured by Avistar at the Oaks, a 156 unit multifamily apartment complex; approximately $3.1 million Series A and approximately $2.3 million Series B mortgage revenue bonds secured by Avistar on the Hills, a 129 unit multifamily apartment complex; and approximately $5.5 million Series A and approximately $1.7 million Series B mortgage revenue bonds secured by Avistar in 09, a 133 unit multifamily apartment complex. The three Series A mortgage revenue bonds each carry an annual interest rate of 6.0% and mature on August 1, 2050. The three Series B mortgage revenue bonds each carry an annual base interest rate of 9.0% and mature on September 1, 2050. The Partnership also acquired approximately $831,000 of taxable mortgage revenue bonds, which also carry a base interest rate of 9.0% and mature on September 1, 2050. The Company has determined that the entity which owns the three properties is an unrelated not-for-profit which under the accounting guidance is not subject to applying the VIE consolidation guidance. As a result, the properties’ financial statements are not consolidated into the consolidated financial statements of the Company.

The Partnership, as sole bondholder, previously directed the bond trustee to file a foreclosure action on the Woodland Park mortgage revenue bond. On February 28, 2013, the court granted Summary Judgment in the bond trustee’s favor confirming that the mortgage revenue bond is senior to mechanic’s liens filed on the property. Subsequently, the court ordered a sale of the Woodland Park property and on April 23, 2013, the Partnership made a bid to purchase the property for the amount of the outstanding principal and interest it is owed which was the winning bid. The Partnership’s Motion of Confirmation was approved by the court on May 2, 2013. The bond trustee assigned its right to the property to the Partnership on May 8, 2013, and the Partnership received the Sheriff’s deed conveying title to a wholly-owned subsidiary of the Partnership on May 29, 2013. Woodland Park became an MF Property at a net asset value of approximately $15.7 million upon conveyance of title. The Partnership now has the option of converting the property to a market rate rent execution or maintaining it as an affordable rental property. The Partnership will continue to assess its long-term strategy for the property to maximize its economic value.

In April 2013, the Partnership acquired a mortgage revenue bond secured by the Renaissance Gateway Apartments, a 208 unit multifamily apartment complex located in New Orleans, Louisiana. The Series C bond was purchased for approximately $2.9 million par value, carries a base interest rate of 12.0%, and matures on June 1, 2015. In July and September 2013, the Partnership purchased $1.3 million par value Series B and $2.6 million par value Series A, respectively, mortgage revenue bonds. This property is undergoing a major rehabilitation and the Partnership has agreed to fund approximately $8.6 million of a Series A mortgage revenue bond during construction, which is estimated to be completed on June 30, 2014. The Series A bond carries an annual interest rate of approximately 6.0% and the Series B bonds carry an annual interest rate of approximately 12.0%. Upon completion of construction and stabilization, the approximate $2.9 million Series C bond will be paid back on the earlier of when the property receives its final equity contribution by the limited partner property owner or June 1, 2015.

In March 2013, a wholly-owned subsidiary of the Company executed a 35-year ground lease with the University of Nebraska – Lincoln (“Lessor”) with an annual lease payment of $100. The leased property will have a mixed-use development consisting of a 1,605 stall parking garage and a 475 bed student housing complex constructed on it. The Lessor will own the parking garage for which it will contribute approximately $16.7 million to its construction. The Company will own the student housing complex and currently estimates that construction will cost approximately $34.0 million. The Company executed a guaranteed maximum price contract with the general contractor for the construction on the mixed-use development. The Company expects to restructure its ownership of the student housing complex into a mortgage revenue bond holding after the construction is completed (which is estimated as August 1, 2014 and when the project has a sufficient history of operating results).

To finance the construction of the student housing complex, the Company has executed an interest-only loan to borrow up to $25.5 million for a three year term at a variable interest rate. The Company also secured a $4.3 million tax-incremental financing loan which is for a term of five years, carries a fixed interest rate of approximately 4.7%, requires principal payments commencing after 24 months and has a balloon payment due at maturity. Approximately $1.8 million has been borrowed on this facility as of September 30, 2013.

In February 2013, the Partnership acquired six mortgage revenue bonds secured by three properties located in San Antonio, Texas. The bond purchases are as follows: approximately $13.8 million par value Series A and approximately $3.2 million par value Series B mortgage revenue bonds secured by the Avistar on the Boulevard, a 344 unit multifamily apartment complex; approximately $9.0 million Series A and approximately $2 million Series B mortgage revenue bonds secured by Avistar at Chase Hill, a 232 unit multifamily apartment complex; and approximately $8.8 million Series A and approximately $1.7 million Series B mortgage revenue bonds secured by Avistar at the Crest, a 200 unit multifamily apartment complex. The three Series A mortgage revenue bonds each carry an annual interest rate of 6.0% and mature on March 1, 2050. The three Series B mortgage revenue bonds each carry a base interest rate of 9.0% and mature on April 1, 2050. The Partnership also acquired approximately $804,000 of taxable bonds which also carry a base interest rate of 9.0% and mature on April 1, 2050.

Recent Financing Activity

On October 21, 2013, the Company executed a new TOB Trust under its credit facility with DB securitizing the Avistar at the Oaks, Avistar in 09, and Avistar on the Hills Series A and Series B mortgage revenue bonds. The amount borrowed was approximately $13.2 million with a variable interest rate tied to Securities Industry and Financial Markets Association (“SIFMA”). The facility matures in October 2014. On the date of closing the total fixed TOB Trust fee was approximately 1.9% per annum and the variable rate paid on the TOB Trust on the SPEARS was approximately 0.4% resulting in a total cost of borrowing of approximately 2.3%.

In September 2013, the Partnership executed a $7.0 million promissory note related to the Woodland Park property. This promissory note carries a fixed interest rate of approximately 2.8% per annum plus 30-day London Interbank Offered Rate (“LIBOR”) which was approximately 0.2%, resulting in approximately 3.0% at the date of closing and September 30, 2013. The Partnership has borrowed approximately $6.0 million as of September 30, 2013 and the facility matures in March 2014.

In June 2013, the Company executed a new TOB Trust under its credit facility with DB securitizing the Avistar on the Boulevard, Avistar at Chase Hill, and Avistar at the Crest Series A mortgage revenue bonds. The amount borrowed and the balance at September 30, 2013 was $20.0 million with a variable interest rate tied to SIFMA. The facility matures in June 2014. The total cost of borrowing for this new TOB Trust was approximately 2.5% on the date of closing and as of September 30, 2013.

In April 2013, the Company borrowed approximately $7.8 million through a sixth securitization of mortgage-backed securities (“MBS TOB Trust”) with a par value of approximately $10.0 million. On the date of closing and on September 30, 2013, the total fixed TOB Trust fee was approximately 0.9% per annum and the rate paid on the TOB Trust on the SPEARS was approximately 0.3% per annum which is a variable rate tied to SIFMA. This results in a total cost of borrowing of approximately 1.2%.

In March 2013, the Partnership obtained a $10.0 million unsecured revolving line of credit. This revolving line of credit carries a variable interest rate which was approximately 3.5% at date of closing. On September 30, 2013, the Partnership reported an approximately $7.5 million balance at an approximately 3.5% interest rate. This line of credit will be utilized to help with short-term working capital needs and to fund new investments during the periods of time that the Company is working with its lender to finalize new TOB Trust financings of assets.

In March 2013, the Company executed a new TOB Trust under its credit facility with DB securitizing the Arbors at Hickory Ridge mortgage revenue bond. The amount borrowed was $7.0 million with a variable interest rate tied to SIFMA. The facility matures in February 2014. On September 30, 2013 the total fixed TOB Trust fee was approximately 2.1% per annum and the rate paid on the TOB Trust on the SPEARS was 0.4% per annum resulting in a total cost of borrowing of approximately 2.5%. The outstanding balance remained at $7.0 million on September 30, 2013.

In February 2013, the Partnership obtained a $7.5 million loan secured by the Maples on 97th property. This loan is with an unrelated third party and carries a fixed annual interest rate of approximately 3.6%, maturing on February 10, 2016.

In February 2013, the Company executed a new TOB Trust under its credit facility with DB securitizing the Greens Property mortgage revenue bond. The amount borrowed was approximately $5.8 million with a variable interest rate tied to SIFMA and the facility matures in December 2013. The total cost of borrowing was approximately 2.5% as of September 30, 2013. The outstanding balance remained at $5.7 million at September 30, 2013.

General Information

The Partnership was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act. The operations of the Partnership are conducted pursuant to the terms and conditions of its Partnership Agreement. See “TERMS OF THE PARTNERSHIP AGREEMENT.”

Our general partner is America First Capital Associates Limited Partnership 2 (the “General Partner”), which is a subsidiary of The Burlington Capital Group L.L.C. (“Burlington”). Since 1984, Burlington (which was known as America First Companies L.L.C. until 2005) has specialized in the management of investment funds, many of which were formed to acquire real estate investments such as mortgage revenue bonds, mortgage securities and multifamily real estate properties. Our sole limited partner is America First Fiduciary Corporation Number Five, a Nebraska corporation. Our shares, which are referred to as “beneficial unit certificates” or “BUCs” in the Partnership Agreement, represent assignments by the sole limited partner of its rights and obligations as a limited partner.

We are a partnership for federal income tax purposes. This means that we do not pay federal income taxes on our income. Instead, all of our profits and losses are allocated to our partners, including the holders of shares, under the terms of our Partnership Agreement. See “U.S. FEDERAL INCOME TAX CONSIDERATIONS.” In addition, a majority of our income consists of what we believe and expect to be tax-exempt interest income. See “RISK FACTORS – Shareholders may incur tax liability if any of the interest on our mortgage revenue bonds is determined to be taxable.”

Our principal executive office is located at 1004 Farnam Street, Suite 400, Omaha, Nebraska 68102, and our telephone number is (402) 444-1630. We maintain a website at www.ataxfund.com, where certain information about the Partnership is available. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this prospectus, any accompanying prospectus supplement or any other report or document we file with or furnish to the SEC.

Management Structure and Compensation

The Partnership is managed by the General Partner, which is managed by its general partner, Burlington. The persons acting as the Board of Managers and executive officers of Burlington act as the directors and executive officers of the Partnership. Certain services are provided to the Partnership by other employees of Burlington and the Partnership reimburses Burlington for its allocated share of these salaries and benefits. The Partnership is not charged, and does not reimburse Burlington, for the services performed by executive officers of Burlington. As a result, the Partnership does not pay compensation of any nature to the persons who effectively act as its executive officers. Accordingly, the Partnership does not provide tabular disclosures regarding executive compensation, compensation discussion and analysis, a compensation committee report or information regarding compensation committee interlocks in the reports it files with the SEC.

The chart below depicts our ownership structure and the relationships described in the previous paragraph, as of the date of this prospectus:

The Board of Managers of Burlington effectively acts as our board of directors. Although Burlington is not a public company and its securities are not listed on any stock market or otherwise publicly traded, its Board of Managers is constituted in a manner that complies with the rules of the SEC and the NASDAQ Stock Market (“NASDAQ”) related to public companies with securities listed on that exchange in order for the Partnership and its shares to comply with these rules. Among other things, a majority of the Board of Managers of Burlington consists of managers who meet the definitions of independence under the rules of the SEC and the NASDAQ. These independent managers are Patrick J. Jung, Mariann Byerwalter, Martin A. Massengale, Clayton K. Yeutter and William S. Carter.

Under the Partnership Agreement, the General Partner is entitled to an administrative fee in an amount equal to 0.45% per annum of the principal amount of the revenue bonds, other investments and taxable mortgage loans held by the Partnership. Four of the mortgage revenue bonds held by the Partnership provide for the payment of this administrative fee to the General Partner by the owner of the financed property. When the administrative fee is payable by a property owner, it is subordinated to the payment of all base interest to the Partnership on the mortgage revenue bond secured by that property. The Partnership Agreement provides that the administrative fee will be paid directly by the Partnership with respect to any investments for which the administrative fee is not payable by the property owner or a third party. In addition, the Partnership Agreement provides that the Partnership will pay the administrative fee to the General Partner with respect to any foreclosed mortgage bonds.

The General Partner or its affiliates may also earn mortgage placement fees in connection with the identification and evaluation of additional investments that we acquire. Any mortgage placement fees from a mortgage revenue bond investment will be paid by the owners of the properties financed by the acquired mortgage revenue bonds out of bond proceeds. The amount of mortgage placement fees, if any, will be subject to negotiation between the General Partner or its affiliates and such property owners.

America First Properties Management Company, L.L.C. (“Properties Management”) is an affiliate of Burlington that is engaged in the management of apartment complexes. Nine of the

27 properties which collateralize the Partnership’s mortgage revenue bonds and all of the MF Properties were managed by Properties Management as of September 30, 2013. Properties Management may also seek to become the manager of apartment complexes financed by additional mortgage bonds acquired by the Partnership, subject to negotiation with the owners of these properties. The entities that own these properties pay property management fees to Properties Management at rates that reflect the local markets in which the properties are located. If the Partnership acquires ownership of any property through foreclosure of a revenue bond, Properties Management may provide property management services for such property and, in such case, the Partnership will pay Properties Management its fees for such services. The General Partner believes that having Properties Management provide management of the properties that are financed by the Partnership’s bonds and the MF Properties benefits the Partnership because it provides the General Partner with greater insight and understanding of the underlying properties’ operations, and their ability to meet debt service requirements to the Partnership and further helps assure that these properties are being operated in compliance with operating restrictions imposed by the terms of the applicable bond financing and/or LIHTCs relating to these properties.

RISK FACTORS

An investment in our shares involves a number of risks. Before making an investment decision, you should carefully consider all of the risks described in this prospectus and any accompanying prospectus supplement. If any of the risks discussed in this prospectus or such prospectus supplement actually occur, our business, financial condition and results of operations could be materially adversely affected. If this were to occur, the amount of cash distributions we pay on the shares may be reduced, the trading price of the shares could decline and you may lose all or part of your investment.

Cash distributions from the Partnership may change depending on the amount of cash available for distribution.

The Partnership currently distributes cash to shareholders at an annual rate of $0.50 per share. The amount of the cash per share distributed by the Partnership may increase or decrease at the determination of the General Partner based on its assessment of the amount of cash available to the Partnership for this purpose. During the year ended December 31, 2012, the Partnership generated cash available for distribution of $0.33 per share. Although the Partnership may supplement its cash available for distribution with unrestricted cash, unless the Partnership is able to increase its cash receipts through completion of its current investment plans, the Partnership may need to reduce the level of cash distributions per share from the current level. In addition, the Partnership may not be able to maintain its current level of annual cash distributions per share even if the Partnership completes its current investment plans. Any change in our distribution policy could have a material adverse effect on the market price of our shares.

The receipt of interest and principal payments on our mortgage revenue bonds will be affected by the economic results of the underlying multifamily properties.

Although our mortgage revenue bonds are issued by state or local housing authorities, they are not obligations of these governmental entities and are not backed by any taxing authority. Instead, each of these revenue bonds is backed by a non-recourse loan made to the owner of the underlying apartment complex. Because of the non-recourse nature of the underlying mortgage loans, the sole source of cash to pay base and contingent interest on the revenue bond, and to ultimately pay the principal amount of the bond, is the net cash flow generated by the operation of the financed property and the net proceeds from the ultimate sale or refinancing of the property, except in limited cases where a property owner has provided a limited guarantee of certain payments. This makes our investments in these mortgage revenue bonds subject to the kinds of risks usually associated with direct investments in multifamily real estate. If a property is unable to sustain net cash flow at a level necessary to pay its debt service obligations on our mortgage revenue bond on the property, a default may occur. Net cash flow and net sale proceeds from a particular property are applied only to debt service payments of the particular mortgage revenue bond secured by that property and are not available to satisfy debt service obligations on other mortgage revenue bonds that we hold. In addition, the value of a property at the time of its sale or refinancing will be a direct function of its perceived future profitability. Therefore, the amount of base and contingent interest that we earn on our mortgage revenue bonds, and whether or not we will receive the entire principal balance of the bonds as and when due, will depend to a large degree on the economic results of the underlying apartment complexes.

The net cash flow from the operation of a property may be affected by many things, such as the number of tenants, the rental rates, operating expenses, the cost of repairs and maintenance, taxes, government regulation, competition from other apartment complexes, mortgage rates for single-family housing and general and local economic conditions. In most of the markets in which the properties financed by our bonds are located, there is significant competition from other apartment complexes and from single-family housing that is either owned or leased by potential tenants. Low mortgage interest rates and federal tax credits make single-family housing more accessible to persons who may otherwise rent apartments.

The value of the properties is the only source of repayment of our mortgage revenue bonds.

The principal of most of our mortgage revenue bonds does not fully amortize over their terms. This means that all or some of the balance of the mortgage loans underlying these bonds will be repaid as a lump-sum “balloon” payment at the end of the term. The ability of the property owners to repay the mortgage loans with balloon payments is dependent upon their ability to sell the properties securing our mortgage revenue bonds or obtain adequate refinancing. The mortgage revenue bonds are not personal obligations of the property owners, and we rely solely on the value of the properties securing these bonds for security. Similarly, if a mortgage revenue bond goes into default, our only recourse is to foreclose on the underlying multifamily property. If the value of the underlying property securing the bond is less than the outstanding principal balance and accrued interest on the bond, we will suffer a loss.

In the event a property securing a mortgage revenue bond is not sold prior to the maturity or remarketing of the bond, any contingent interest payable from the net sale or refinancing proceeds of the underlying property will be determined on the basis of the appraised value of the underlying property. Real estate appraisals represent only an estimate of the value of the property being appraised and are based on subjective determinations, such as the extent to which the properties used for comparison purposes are comparable to the property being evaluated and the rate at which a prospective purchaser would capitalize the cash flow of the property to determine a purchase price. Accordingly, such appraisals may result in us realizing less contingent interest from a mortgage revenue bond than we would have realized had the underlying property been sold.

There is additional credit risk when we make a taxable loan on a property.

The taxable mortgage loans that we make to owners of the apartment properties that secure mortgage revenue bonds held by us are non-recourse obligations of the property owner. As a result, the sole source of principal and interest payments on these taxable loans is the net cash flow generated by these properties or the net proceeds from the sale of these properties. The net cash flow from the operation of a property may be affected by many things as discussed above. In addition, any payment of principal and interest on a taxable loan on a particular property will be subordinate to payment of all principal and interest (including contingent interest) on the mortgage revenue bond secured by the same property. As a result, there may be a higher risk of default on the taxable loans than on the associated mortgage revenue bonds. If a property is unable to sustain net cash flow at a level necessary to pay current debt service obligations on the taxable loan on such property, a default may occur. While these taxable loans are secured by the underlying properties, in general, the Partnership does not expect to pursue foreclosure or other remedies against a property upon default of a taxable mortgage loan if the property is not in default on the bonds financing the property.

There are risks associated with our strategy of acquiring ownership interests in MF Properties in anticipation of future bond financings of these projects.

To facilitate our investment strategy of acquiring additional mortgage revenue bonds secured by multifamily apartment properties, we may acquire ownership positions in MF Properties that we expect to ultimately sell in a syndication of LIHTCs after the expiration of the compliance period relating to existing LIHTCs issued with respect to the MF Properties. Our plan is to provide mortgage financing to the new property owners at the time of a syndication of new LIHTCs in connection with a rehabilitation of these MF Properties. The market for LIHTC syndications may be negatively affected from time to time by economic and market conditions. For this and other reasons, the Partnership may not be able to sell its interests in the MF Properties after the applicable LIHTC compliance period. In addition, the value of the Partnership’s interest in MF Properties will be affected by the economic performance of the MF Properties and other factors generally affecting the value of residential rental properties. As a result, the Partnership may incur a loss upon the sale of its interest in an MF Property. In addition, we may not be able to acquire mortgage revenue bonds on the MF Properties even if we are able to sell our interests in the MF Properties. During the time the Partnership owns an interest in an MF Property, any net income it receives from these MF Properties will not be exempt from federal or state income taxation.

Any future issuances of additional shares could cause their market value to decline.

The Partnership may issue additional shares from time to time in order to raise additional equity capital. The issuance of additional shares could cause dilution of the existing shares and a decrease in the market price of the shares. In addition, if additional shares are issued but we are unable to invest the additional equity capital in assets that generate what we believe and expect to be tax-exempt income at levels at least equivalent to our existing assets, the amount of cash available for distribution on a per share basis may decline.

We may suffer adverse consequences from changing interest rates.

We have financed the acquisition of some of our assets using variable-rate debt financing. The interest that we pay on these financings fluctuates with specific interest rate indices. All of our mortgage revenue bonds bear interest at fixed rates and, notwithstanding the contingent interest feature on some of these bonds, the amount of interest we earn on these bonds will not increase with a general rise in interest rates. Accordingly, an increase in our interest expense due to an increase in the applicable interest rate index used for our variable rate debt financing will reduce the amount of cash we have available for distribution to shareholders and may affect the market value of our shares. The use of derivatives is designed to mitigate some but not all of the exposure to the negative impact of a higher cost of borrowing.

An increase in interest rates could also decrease the value of our mortgage revenue bonds. A decrease in the value of our mortgage revenue bonds could also decrease the amount we could realize on the sale of our investments and would thereby decrease the amount of funds available for distribution to our shareholders. During periods of low prevailing interest rates, the interest rates we earn on new mortgage revenue bonds that we acquire may be lower than the interest rates on our existing portfolio of mortgage revenue bonds.

To the extent we finance the acquisition of additional mortgage revenue bonds through the issuance of additional shares or from the proceeds from the sale of existing mortgage revenue bonds and we earn a lower interest rate on these additional bonds, the amount of cash available for distribution on a per share basis may be reduced.

We are subject to various risks associated with our derivative agreements.

We use derivative instruments, such as interest rate caps, to mitigate the risks we are exposed to as a result of changing interest rates. However, these instruments may not fully insulate the Partnership from the interest rate risks to which it is exposed. In addition, there are costs associated with these derivative instruments and these costs may ultimately turn out to exceed the losses we would have suffered, if any, had these instruments not been in place. There is also a risk that a counterparty to such an instrument will be unable to perform its obligations to the Partnership. If a liquid secondary market does not exist for these instruments, we may be required to maintain a position until exercise or expiration, which could result in losses to the Partnership. In addition, we are required to record the fair value of these derivative instruments on our financial statements by recording changes in their values as interest earnings or expense. This can result in significant period to period volatility in the Partnership’s reported net income over the term of these instruments.

There are risks associated with debt financing programs that involve securitization of our mortgage revenue bonds, PHC Certificates, and mortgage-backed securities.

We have obtained debt financing through the securitization of our mortgage revenue bonds, PHC Certificates, and MBS and may obtain this type of debt financing in the future. The terms of these securitization programs differ, but in general require that our mortgage revenue bond assets be placed into a trust or other special purpose entity that issues a senior security to unaffiliated investors and a residual interest to the Partnership. The trust or other entity receives all of the interest payments from its underlying mortgage revenue bonds, PHC Certificates, and MBS from which it pays interest on the senior security at a variable rate. As the holder of the residual interest, the Partnership is entitled to any remaining interest received by the trust holding the securitized asset after it has paid the full amount of interest due on the senior security and all of the expenses of the trust, including various fees to the trustee, remarketing agents and liquidity providers. Specific risks generally associated with these asset securitization programs include the following:

Changes in short-term interest rates can adversely affect the cost of an asset securitization financing

The interest rate payable on the senior securities resets periodically based on a specified index usually tied to interest rates on short-term instruments. In addition, because the senior securities may typically be tendered back to the trust, causing the trust to remarket the senior securities from time to time, an increase in interest rates may require an increase to the interest rate paid on the senior securities in order to successfully remarket these securities. Any increase in the interest rate payable on the senior securities will result in more of the underlying interest being used to pay interest on the senior securities leaving less interest available to the Partnership. As a result, higher short-term interest rates will reduce, and could even eliminate, the Partnership’s return on a residual interest in this type of financing.

Payments on the residual interests in these financing structures are subordinate to payments on the senior securities and to payment of trust expenses and no party guarantees the payment of any amounts under the residual interests.

The Partnership holds a residual interest (known as Class B interests in a TEBS Financing facility and a LIFER in a TOB financing facility) in the securitization trusts established for the debt financing facilities. These residual interests are subordinate to the senior securities sold to investors. As a result, none of the interest received by such a trust will be paid to the Partnership as the holder of a residual interest until all payments currently due on the senior securities have been paid in full and other trust expenses satisfied. As the holder of a residual certificate in these trusts, the Partnership can look only to the assets of the trust remaining after payment of these senior obligations for payment on the residual certificates. No third party guarantees the payment of any amount on the residual certificates.

Termination of an asset securitization financing can occur for a number of reasons which could cause the Partnership to lose the mortgage revenue bond assets and other collateral it pledged for such financing.

In general, the trust or other special purpose entity formed for an asset securitization financing can terminate for a number of different reasons relating to problems with the assets or problems with the trust itself. Problems with the assets that could cause the trust to collapse include payment or other defaults or a determination that the interest on the assets is taxable. Problems with a trust include a downgrade in the investment rating of the senior securities that it has issued, a ratings downgrade of the liquidity provider for the trust, increases in short term interest rates in excess of the interest paid on the underlying assets, an inability to remarket the senior securities or an inability to obtain liquidity for the trust. In each of these cases, the trust will be collapsed and the mortgage revenue bonds and other collateral held by the trusts will be sold. If the proceeds from the sale of the trust collateral are not sufficient to pay the principal amount of the senior securities with accrued interest and the other expenses of the trusts then the Partnership will be required, through its guarantee of the trusts, to fund any such shortfall. As a result, the Partnership, as holder of the residual interest in the trust, may not only lose its investment in the residual certificates but could also realize additional losses in order to fully repay trust obligations to the senior securities.

An insolvency or receivership of the program sponsor could impair the Partnership’s ability to recover the bonds and other collateral pledged by it in connection with an asset securitization financing.

In the event the sponsor of an asset securitization financing program becomes insolvent, it could be placed in receivership. In that situation, it is possible that the Partnership would not be able to recover the mortgage revenue bond assets and other collateral it pledged in connection with the securitization financing or that it would receive all or any of the payments due from the trust or other special purpose entity on the residual interest held by the Partnership in such trust or other entity.

Conditions in the credit markets may increase our cost of borrowing or may make financing difficult to obtain, each of which may have a material adverse effect on our results of operations and business.

Economic conditions in international and domestic credit markets have been, and remain, challenging. Tighter credit conditions and slower economic growth combined with continued concerns about the systemic impact of high unemployment, restricted availability of credit, and overall business and consumer confidence have contributed to a slow economic recovery and it is unclear when and how quickly conditions and markets will improve. As a result of these economic conditions, the cost and availability of credit has been, and may continue to be, adversely affected in all markets in which we operate. Concern about the stability of the markets generally and the strength of counterparties specifically has led many lenders and institutional investors to reduce, and in some cases, cease, to provide funding to borrowers. As a result, our access to debt and equity financing may be adversely affected. If these market and economic conditions continue, they may limit our ability to replace or renew maturing debt financing on a timely basis and may impair our access to capital markets to meet our liquidity and growth requirements which may have an adverse effect on our financial condition and results of operations.

Our mortgage revenue bonds are illiquid assets and their value may decrease.

The majority of our assets consist of our mortgage revenue bonds. These mortgage revenue bonds are relatively illiquid, and there is no existing trading market for these mortgage revenue bonds. As a result, there are no market makers, price quotations or other indications of a developed trading market for these mortgage revenue bonds. In addition, no rating has been issued on any of the existing mortgage revenue bonds and we do not expect to obtain ratings on mortgage revenue bonds we may acquire in the future. Accordingly, any buyer of these mortgage revenue bonds would need to perform its own due diligence prior to a purchase. As a result, our ability to sell our mortgage revenue bonds, and the price we may receive upon their sale, will be affected by the number of potential buyers, the number of similar securities on the market at the time and a number of other market conditions. As a result, such a sale could result in a loss to us.

Delay, reduction, or elimination of appropriations from the U.S. Department of Housing and Urban Development can result in payment defaults on the Company’s investments in PHC Trusts

The Company has acquired interests (known as “LIFERS”) in three PHC TOB Trusts, which, in turn, hold PHC Certificates that have been issued by three PHC Trusts which hold custodial receipts evidencing loans made to a number of public housing authorities. Principal and interest on these loans are payable by the respective public housing authorities solely out of annual appropriations to be made to the public housing authorities by HUD under HUD’s Capital Fund Program. Annual appropriations for the Capital Fund Program must be determined by Congress each year, and Congress may not continue to make such appropriations at current levels or at all. If Congress fails to continue to make annual appropriations for the Capital Fund Program at or near current levels, or if there is a delay in the approval of appropriations, the public housing authorities may not have funds from which to pay principal and interest on the loans underlying the PHC Certificates. The failure of public housing authorities to pay principal and interest on these loans will reduce or eliminate the payments received by the Company from the PHC TOB Trusts.

A reduction in the rating of PHC Certificates and mortgage-backed securities below investment grade would result in the liquidation of the investment in that TOB Trust.

The Company’s investment in PHC Certificates and MBS are made pursuant to the provision of its Partnership Agreement that allows investments in securities that are not mortgage revenue bonds backed by multifamily housing projects provided that these alternative securities are rated investment grade in one of the four highest rating categories by at least one nationally recognized securities rating agency. In the event the investment rating of any of the PHC Certificates held by a PHC TOB Trust or any of the MBS was reduced to less than investment grade, the trustee over the TOB Trust has no obligation to divest of that securitized asset. Accordingly, the Partnership would be required to liquidate its LIFERS in that TOB Trust or liquidate the TOB Trust entirely. The TOB Trusts have no obligation to purchase the LIFERS, and there is no established trading market for the LIFERS. Likewise, if the Partnership liquidates the TOB Trust, any downgrade in the investment rating of the PHC Certificates or mortgage-backed securities will likely decrease the value of the investment. As a result, the Partnership may not be able to divest its position in these LIFERS or terminate the TOB Trusts without incurring a material loss.

Prepayment rates on the mortgage loans underlying the Company’s mortgage-backed securities may materially adversely affect our profitability or result in liquidity shortfalls that could require us to sell assets in unfavorable market conditions.

The Company’s MBS are secured by pools of mortgages on residential properties. In general, the mortgages collateralizing our MBS may be prepaid at any time without penalty. Prepayments on our MBS result when homeowners/mortgagees satisfy (i.e., pay off) the mortgage upon selling or refinancing their mortgaged property. When we acquire a particular MBS, we anticipate that the underlying mortgage loans will prepay at a projected rate which, together with expected coupon income, provides us with an expected yield on such MBS. If we purchase assets at a premium to par value, and borrowers prepay their mortgage loans faster than expected, the corresponding prepayments on the MBS may reduce the expected yield on such securities because we will have to amortize the related premium on an accelerated basis. Conversely, if we purchase assets at a discount to par value, when borrowers prepay their mortgage loans slower than expected, the decrease in corresponding prepayments on the MBS may reduce the expected yield on such securities because we will not be able to accrete the related discount as quickly as originally anticipated. Prepayment rates on loans are influenced by changes in mortgage and market interest rates and a variety of economic, geographic, and other factors, all of which are beyond our control. Consequently, such prepayment rates cannot be predicted with certainty, and no strategy can completely insulate us from prepayment or other such risks. In periods of declining interest rates, prepayment rates on mortgage loans generally increase. If general interest rates decline at the same time, the proceeds of such prepayments received during such periods are likely to be reinvested by us in assets yielding less than the yields on the assets that were prepaid (to the extent such assets are available for us to reinvest in). In addition, the market value of our MBS may, because of the risk of prepayment, benefit less than other fixed-income securities from declining interest rates.

The rent restrictions and occupant income limitations imposed on properties financed by our mortgage revenue bonds and on our MF Properties may limit the revenues of such properties.

All of the apartment properties securing our mortgage revenue bonds and the MF Properties in which our subsidiaries hold indirect interests are subject to certain federal, state and/or local requirements with respect to the permissible income of their tenants. Since federal rent subsidies are not generally available on these properties, rents must be charged on a designated portion of the units at a level to permit these units to be continuously occupied by low or moderate income persons or families. As a result, these rents may not be sufficient to cover all operating costs with respect to these units and debt service on the applicable mortgage revenue bond. This may force the property owner to charge rents on the remaining units that are higher than they would be otherwise and may, therefore, exceed competitive rents which may adversely affect the occupancy rate of a property securing an investment and the property owner’s ability to service its debt.

The properties financed by certain of our mortgage revenue bonds are not completely insured against damages from hurricanes and other major storms.

Five of the multifamily housing properties financed by mortgage revenue bonds held by the Partnership are located in areas that are prone to damage from hurricanes and other major storms. The current insurable value of these five properties is approximately $84.6 million. Due to the significant losses incurred by insurance companies in recent years due to damages from hurricanes, many property and casualty insurers now require property owners to assume the risk of first loss on a larger percentage of their property’s value. In general, the current insurance policies on the five properties financed by the Partnership that are located in areas rated for hurricane and storm exposure carry a 5% deductible on the insurable value of the properties. As a result, if any of these properties were damaged in a hurricane or other major storm, the amount of uninsured losses could be significant and the property owner may not have the resources to fully rebuild the property, which could result in a default on the mortgage revenue bonds secured by the property. In addition, the damages to a property may result in all or a portion of the rental units not being rentable for a period of time. Unless a property owner carries rental interruption insurance, this loss of rental income would reduce the cash flow available to pay base or contingent interest on the Partnership’s bonds collateralized by these properties.

The properties securing our revenue bonds or the MF Properties may be subject to liability for environmental contamination which could increase the risk of default on such bonds or loss of our investment.

The owner or operator of real property may become liable for the costs of removal or remediation of hazardous substances released on its property. Various federal, state and local laws often impose such liability without regard to whether the owner or operator of real property knew of, or was responsible for, the release of such hazardous substances. We cannot assure you that the properties that secure our mortgage revenue bonds, or the MF Properties in which our subsidiaries hold indirect interests, will not be contaminated. The costs associated with the remediation of any such contamination may be significant and may exceed the value of a property or result in the property owner defaulting on the revenue bond secured by the property or otherwise result in a loss of our investment in a property.

If we acquire ownership of apartment properties we will be subject to all of the risks normally associated with the ownership of commercial real estate.

We may acquire ownership of apartment complexes financed by mortgage revenue bonds held by us in the event of a default on such bonds. We may also acquire indirect ownership of MF Properties on a temporary basis in order to facilitate the eventual acquisition by us of mortgage revenue bonds on these apartment properties. In either case, during the time we own an apartment complex, we will generate taxable income or losses from the operations of such property rather than tax exempt interest. In addition, we will be subject to all of the risks normally associated with the operation of commercial real estate including declines in property value, occupancy and rental rates and increases in operating expenses. We may also be subject to government regulations, natural disasters and environmental issues, any of which could have an adverse effect on the Partnership’s financial results and ability to make distributions to shareholders.

There are a number of risks related to the construction of multifamily apartment properties that may affect the bonds issued to finance these properties.

We may invest in mortgage revenue bonds secured by multifamily housing properties which are still under construction. Construction of such properties generally takes approximately twelve to eighteen months. The principal risk associated with construction lending is that construction of the property will be substantially delayed or never completed. This may occur for a number of reasons including (i) insufficient financing to complete the project due to underestimated construction costs or cost overruns; (ii) failure of contractors or subcontractors to perform under their agreements; (iii) inability to obtain governmental approvals; (iv) labor disputes; and (v) adverse weather and other unpredictable contingencies beyond the control of the developer. While we may be able to protect ourselves from some of these risks by obtaining construction completion guarantees from developers, agreements of construction lenders to purchase our bonds if construction is not completed on time, and/or payment and performance bonds from contractors, we may not be able to do so in all cases or such guarantees or bonds may not fully protect us in the event a property is not completed. In other cases, we may decide to forego certain types of available security if we determine that the security is not necessary or is too expensive to obtain in relation to the risks covered. If a property is not completed, or costs more to complete than anticipated, it may cause us to receive less than the full amount of interest owed to us on the bond financing such property or otherwise result in a default under the mortgage loan that secures our mortgage revenue bond on the property. In such case, we may be forced to foreclose on the incomplete property and sell it in order to recover the principal and accrued interest on our mortgage revenue bond and we may suffer a loss of capital as a result. Alternatively, we may decide to finance the remaining construction of the property, in which event we will need to invest additional funds into the property, either as equity or as a taxable loan. Any return on this additional investment would be taxable. Also, if we foreclose on a property, we will no longer receive interest on the bond issued to finance the property. The overall return to the Partnership from its investment in such property is likely to be less than if the construction had been completed on time or within budget.

There are a number of risks related to the lease-up of newly constructed or renovated properties that may affect the bonds issued to finance these properties.

We may acquire mortgage revenue bonds issued to finance properties in various stages of construction or renovation. As construction or renovation is completed, these properties will move into the lease-up phase. The lease-up of these properties may not be completed on schedule or at anticipated rent levels, resulting in a greater risk that these investments may go into default than investments secured by mortgages on properties that are stabilized or fully leased-up. The underlying property may not achieve expected occupancy or debt service coverage levels. While we may require property developers to provide us with a guarantee covering operating deficits of the property during the lease-up phase, we may not be able to do so in all cases or such guarantees may not fully protect us in the event a property is not leased up to an adequate level of economic occupancy as anticipated.

We have assumed certain potential liabilities relating to the recapture of tax credits on MF Properties.

The Partnership has acquired indirect interests in several MF Properties that generated LIHTCs for the previous partners in these partnerships. When the Partnership acquires an interest in an MF Property, it generally must agree to reimburse the prior partners for any liabilities they incur due to a recapture of LIHTCs that result from the failure to operate the MF Property in a manner inconsistent with the laws and regulations relating to LIHTCs after the Partnership acquired its interest in the MF Property. The amount of this recapture liability can be substantial.

This offering and any future issuances of additional shares could cause the market value of our shares to decline.

The issuance of shares in this offering and any future offerings may have a dilutive impact on our existing shareholders. This prospectus is part of a Registration Statement on Form S-3 that has been filed by the Partnership with the SEC relating to the sale of up to $225 million of its shares, which we intend to issue from time to time to raise additional equity capital as needed to fund investment opportunities. The issuance of additional shares could cause dilution of the existing shares and a decrease in the market price of the shares. In addition, if additional shares are issued but we are unable to invest the additional equity capital in assets that generate income at levels at least equivalent to our existing assets, the amount of cash available for distribution on a per share basis may decline.

The Partnership is not registered under the Investment Company Act.

The Partnership is not required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”) because it operates in reliance on an exemption therefrom. As a result, none of the protections of the Investment Company Act (such as provisions relating to disinterested directors, custody requirements for securities, and regulation of the relationship between a fund and its advisor) are applicable to the Partnership.

The Partnership engages in transactions with related parties.

Each of the executive officers of Burlington and four of the managers of Burlington hold equity positions in Burlington. A subsidiary of Burlington acts as the General Partner and manages our investments and performs administrative services for us and earns certain fees that are either paid by the properties financed by our mortgage revenue bonds or by us. Another subsidiary of Burlington provides on-site management for some of the multifamily apartment properties that underlie our mortgage revenue bonds and each of our MF Properties and earns fees from the property owners based on the gross revenues of these properties. The owners of the limited-purpose corporations which own three of the apartment properties financed with mortgage revenue bonds and taxable loans held by the Partnership are employees of Burlington who are not involved in the operation or management of the Partnership and who are not executive officers or managers of Burlington. Because of these relationships, our agreements with Burlington and its subsidiaries are related-party transactions. By their nature, related-party transactions may not be considered to have been negotiated at arm’s length. These relationships may also cause a conflict of interest in other situations where we are negotiating with Burlington

Shareholders may incur tax liability if any of the interest on our mortgage revenue bonds is determined to be taxable.

In each mortgage revenue bond transaction, the governmental issuer, as well as the underlying borrower, has covenanted and agreed to comply with all applicable legal and regulatory requirements necessary to establish and maintain the tax-exempt status of interest earned on the bonds. Failure to comply with such requirements may cause interest on the related issue of bonds to be includable in gross income for federal income tax purposes retroactive to the date of issuance, regardless of when such noncompliance occurs. Should the interest income on a mortgage revenue bond be deemed to be taxable, the bond documents include a variety of rights and remedies that the Partnership has concluded would help mitigate the economic impact of taxation of the interest income on the affected bonds. Under such circumstances, the Partnership would enforce any and all of such rights and remedies as set forth in the related bond documents as well as any other rights and remedies available under applicable law. In addition, in the event the tax-exemption of interest income on any mortgage revenue bond is challenged by the IRS, the Partnership would participate in the tax and legal proceedings to contest any such challenge and would, under appropriate circumstances, appeal any adverse final determinations. The loss of tax-exemption for any particular issue of bonds would not, in and of itself, result in the loss of tax-exemption for any unrelated issue of bonds. However, the loss of such tax-exemption could result in the distribution to our shareholders of taxable income relating to such bonds.

Certain of our mortgage revenue bonds bear interest at rates which include contingent interest. Payment of the contingent interest depends on the amount of net cash flow generated by, and net proceeds realized from a sale of, the property securing the bond. Due to this contingent interest feature, an issue may arise as to whether the relationship between the property owner and us is that of debtor and creditor or whether we are engaged in a partnership or joint venture with the property owner. If the IRS were to determine that these mortgage revenue bonds represented an equity investment in the underlying property, the interest paid to us could be viewed as a taxable return on such investment and would not qualify as tax-exempt interest for federal income tax purposes.

In addition, we have, and may in the future, obtain debt financing through asset securitization programs in which we place mortgage revenue bonds, PHC Certificates, and MBS into trusts and are entitled to a share of the interest received by the trust on these bonds after the payment of interests on senior securities issued by the trust, it is possible that the characterization of our residual interest in such a securitization trust could be challenged and the income that we receive through these instruments could be treated as ordinary taxable income includable in our gross income for federal tax purposes.

Not all of the income received by the Partnership is exempt from taxation.

We have made, and may make in the future, taxable mortgage loans to the owners of properties which are secured by mortgage revenue bonds that we hold. The interest income earned by the Partnership on these mortgage loans is subject to federal and state income taxes. In addition, if we acquire direct or indirect interests in real estate, either through foreclosure of a property securing a mortgage revenue bond or a taxable loan or through the acquisition of an MF Property, any income we receive from the property will be taxable income from the operation of real estate. In that case, the taxable income received by the Partnership will be allocated to our shareholders and will represent taxable income to them regardless of whether an amount of cash equal to such allocable share of this taxable income is actually distributed to shareholders.

If the Partnership is determined to be an association taxable as a corporation, it will have adverse economic consequences for the Partnership and its shareholders.

The Partnership has determined to be treated as a partnership for federal income tax purposes. The purpose of this determination is to eliminate federal and state income tax liability for the Partnership and allow us to pass through our interest which we expect and believe to be tax-exempt to our shareholders so that they are not subject to federal tax on this income. If our treatment as a partnership for tax purposes is challenged, we would be classified as an association taxable as a corporation. This would result in the Partnership being taxed on its taxable income, if any, and, in addition, would result in all cash distributions made by the Partnership to shareholders being treated as taxable dividend income to the extent of the Partnership’s earnings and profits. The payment of these dividends would not be deductible by the Partnership. The listing of the Partnership’s shares for trading on the NASDAQ causes the Partnership to be treated as a “publicly traded partnership” under Section 7704 of the Internal Revenue Code. A publicly traded partnership is generally taxable as a corporation unless 90% or more of its gross income is “qualifying” income. Qualifying income includes interest, dividends, real property rents, gain from the sale or other disposition of real property, gain from the sale or other disposition of capital assets held for the production of interest or dividends and certain other items. The Partnership expects and believes that substantially all of the Partnership’s gross income will continue to be tax-exempt interest income on its mortgage revenue bonds, but there can be no assurance that will be the case. While we believe that all of this interest income is qualifying income, it is possible that some or all of our income could be determined not to be qualifying income. In such a case, if more than 10% of our annual gross income in any year is not qualifying income, the Partnership will be taxable as a corporation rather than a partnership for federal income tax purposes. We have not received, and do not intend to seek, a ruling from the Internal Revenue Service regarding our status as a partnership for tax purposes.

To the extent the Partnership generates taxable income, shareholders will be subject to income taxes on this income, whether or not they receive cash distributions.

As a partnership, our shareholders will be individually liable for income tax on their proportionate share of any taxable income realized by the Partnership, whether or not we make cash distributions.

There are limits on the ability of our shareholders to deduct Partnership losses and expenses allocated to them.

The ability of shareholders to deduct their proportionate share of the losses and expenses generated by the Partnership will be limited in certain cases, and certain transactions may result in the triggering of the Alternative Minimum Tax for shareholders who are individuals.

See “U.S. FEDERAL INCOME TAX CONSIDERATIONS” for a more complete discussion of federal income tax considerations affecting an investment in our shares.

FEDERAL INCOME TAX LAWS AND REGULATIONS ARE SUBJECT TO REVISION AND CHANGING INTERPRETATION BY THE IRS, THE U.S. TREASURY DEPARTMENT AND THE COURTS. CHANGES TO THE TAX LAW, WHICH MAY HAVE RETROACTIVE APPLICATION, COULD ADVERSELY AFFECT THE PARTNERSHIP, ITS ASSETS AND ITS SHAREHOLDERS. WE CANNOT PREDICT WHETHER, WHEN, IN WHAT FORMS OR WITH WHAT EFFECTIVE DATES THE TAX LAW APPLICABLE TO US WILL BE CHANGED.

PROSPECTIVE SUBSCRIBERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE POTENTIAL TAX CONSEQUENCES OF AN INVESTMENT IN THE PARTNERSHIP PRIOR TO PURCHASING SHARES.

USE OF PROCEEDS

Unless we inform you otherwise in a supplement to this prospectus, we intend to use the net proceeds of this offering primarily to acquire additional mortgage revenue bonds secured by multifamily apartment properties and other investments meeting our investment criteria. Any remaining net proceeds will be used for general business purposes, including reduction in our indebtedness.

TERMS OF THE PARTNERSHIP AGREEMENT

General

The rights and obligations of shareholders and the General Partner are set forth in the Partnership Agreement. The following is a summary of the Partnership Agreement. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the terms of the Partnership Agreement, which is incorporated by reference into this prospectus.

Management

Under the terms of the Partnership Agreement, the General Partner has full, complete and exclusive authority to manage and control the business affairs of the Partnership. Such authority specifically includes, but is not limited to, the power to (i) acquire, hold, refund, reissue, remarket, securitize, transfer, foreclose upon, sell or otherwise deal with the investments of the Partnership, (ii) issue additional shares, borrow money and issue evidences of indebtedness, and (iii) apply the proceeds from the sale or the issuance of additional shares to the acquisition of additional revenue bonds (and associated taxable mortgages) and other types of investments meeting the Partnership’s investment criteria. The Partnership Agreement provides that the General Partner and its affiliates may and shall have the right to provide goods and services to the Partnership subject to certain conditions. The Partnership Agreement also imposes certain limitations on the authority of the General Partner, including restrictions on the ability of the General Partner to dissolve the Partnership without the consent of a majority in interest of the shareholders.

Other than certain limited voting rights discussed under “VOTING RIGHTS,” the shareholders do not have any authority to transact business for, or participate in the management of, the Partnership. The only recourse available to shareholders in the event that the General Partner takes actions with respect to the business of the Partnership with which shareholders do not agree is to vote to remove the General Partner and admit a substitute general partner. See “REMOVAL OR WITHDRAWAL OF THE GENERAL PARTNER” below.

Allocations and Distributions

Net Interest Income.

The Partnership Agreement provides that all Net Interest Income generated by the Partnership that is not contingent interest will be distributed 99% to shareholders and 1% to the General Partner. During the years ended December 31, 2012 and 2011, the General Partner received total distributions of Net Interest Income of approximately $180,000 and $150,000, respectively. In addition, the Partnership Agreement provides that the General Partner is entitled to 25% of Net Interest Income representing contingent interest up to a maximum amount equal to 0.9% per annum of the principal amount of all mortgage bonds held by the Partnership, as the case may be. During the year ended December 31, 2011, the General Partner received total distributions of Net Interest Income representing contingent interest of approximately $320,000. The General Partner did not receive any distributions of Net Interest Income representing contingent interest in 2012.

Interest Income of the Partnership includes all cash receipts except for (i) capital contributions, (ii) Residual Proceeds or (iii) the proceeds of any loan or the refinancing of any loan. “Net Interest Income” of the Partnership means all Interest Income plus any amount released from the Partnership reserves for distribution, less expenses and debt service payments and any amount deposited in reserve or used or held for the acquisition of additional investments.

Net Residual Proceeds.

The Partnership Agreement provides that Net Residual Proceeds (whether representing a return of principal or contingent interest) will be distributed 100% to the shareholders, except that 25% of Net Residual Proceeds representing contingent interest will be distributed to the General Partner until it receives a maximum amount per annum (when combined with all distributions to it of Net Interest Income representing contingent interest during the year) equal to 0.9% of the principal amount of the Partnership’s mortgage bonds. Under the terms of the Partnership Agreement, “Residual Proceeds” means all amounts received by the Partnership upon the sale of any asset or from the repayment of principal of any bond. “Net Residual Proceeds” means, with respect to any distribution period, all Residual Proceeds received by the Partnership during such distribution period, plus any amounts released from reserves for distribution, less all expenses that are directly attributable to the sale of an asset, amounts used to discharge indebtedness and any amount deposited in reserve or used or held for the acquisition of investments. Notwithstanding its authority to invest Residual Proceeds in additional investments, the General Partner does not intend to use this authority to acquire additional investments indefinitely without distributing Net Residual Proceeds to the shareholders. Rather, it is designed to afford the General Partner the ability to increase the income-generating investments of the Partnership in order to potentially increase the Net Interest Income from, and value of, the Partnership. During the years ended December 31, 2012 and 2011, distributions of Net Residual Proceeds were made by the Partnership to the General Partner totaling approximately $658,000 and $170,000, respectively.

Distributions upon Liquidation.

The term of the Partnership expires on December 31, 2050 unless terminated earlier as provided in the Partnership Agreement. Upon the dissolution of the Partnership, the proceeds from the liquidation of its assets will be first applied to the payment of the obligations and liabilities of the Partnership and the establishment of any reserve therefor as the General Partner determines to be necessary and then distributed to the General Partner and the shareholders in proportion to, and to the extent of, their respective capital account balances and then in the same manner as Net Residual Proceeds.

Timing of Cash Distributions.

The Partnership currently makes quarterly cash distributions to shareholders. However, the Partnership Agreement allows the General Partner to elect to make cash distributions on a more or less frequent basis provided that distributions are made at least semiannually. Regardless of the distribution period selected by the General Partner, cash distributions must be made within 60 days of the end of each such period.

Allocation of Income and Losses.

Income and losses from operations will be allocated 99% to the shareholders and 1% to the General Partner. Income arising from a sale of or liquidation of the Partnership’s assets will be first allocated to the General Partner in an amount equal to the Net Residual Proceeds or liquidation proceeds distributed to the General Partner from such transaction, and the balance will be distributed to the shareholders. Losses from a sale of a property or from a liquidation of the Partnership will be allocated among the General Partner and the shareholders in the same manner as the Net Residual Proceeds or liquidation proceeds from such transaction are distributed.

Allocation Among Shareholders.

Income and losses will be allocated on a monthly basis to the shareholders of record as of the last day of a month. If a shareholder is recognized as the record holder of shares on such date, such shareholder will be allocated all income and losses for such month. Cash distributions will be made to the shareholders of record as of the last day of each distribution period. If the Partnership recognizes a transfer prior to the end of a distribution period, the transferee will be deemed to be the holder for the entire distribution period and will receive the entire cash distribution for such period. Accordingly, if the General Partner selects a quarterly or semiannual distribution period, the transferor of shares during such a distribution period may be recognized as the record holder of the shares at the end of one or more months during such period and be allocated income or losses for such months but not be recognized as the record holder of the shares at the end of the period and, therefore, not be entitled to a cash distribution for such period. The General Partner retains the right to change the method by which income and losses of the Partnership will be allocated between buyers and sellers of shares during a distribution period based on consultation with tax counsel and accountants. However, no change may be made in the method of allocation of income or losses without written notice to the shareholders at least 10 days prior to the proposed effectiveness of such change unless otherwise required by law.

Payments to the General Partner

Fees.

In addition to its share of Net Interest Income and Net Residual Proceeds and reimbursement for expenses, the General Partner will be entitled to an administrative fee in an amount equal to 0.45% per annum of the principal amount of the revenue bonds, other investments and taxable mortgage loans held by the Partnership. In general, the administrative fee will be payable by the owners of the properties financed by the revenue bonds held by the Partnership but will be subordinate to the payment of all base interest to the Partnership on the bonds. As of September 30, 2013, four of the mortgage revenue bonds held by the Partnership provided for the payment of this administrative fee to the General Partner by the owner of the financed property. The General Partner may seek to negotiate the payment of the administrative fee in connection with the acquisition of additional revenue bonds by the Partnership by the owner of the financed property or by another third party. However, the Partnership Agreement provides that the administrative fee will be paid directly by the Partnership with respect to any investments for which the administrative fee is not payable by a third party. In addition, the Partnership Agreement provides that the Partnership will pay the administrative fee to the General Partner with respect to any foreclosed mortgage bonds.

Reimbursement of Expenses.

In addition to the allocation of profits, losses and cash distributions to the General Partner, the Partnership will reimburse the General Partner or its affiliates on a monthly basis for the actual out-of-pocket costs of direct telephone and travel expenses incurred in connection with the business of the Partnership, direct out-of-pocket fees, expenses and charges paid to third parties for rendering legal, auditing, accounting, bookkeeping, computer, printing and public relations services, expenses of preparing and distributing reports to shareholders, an allocable portion of the salaries and fringe benefits of non-officer employees of Burlington, insurance premiums (including premiums for liability insurance that will cover the Partnership, the General Partner and Burlington), the cost of compliance with all state and federal regulatory requirements and NASDAQ listing fees and charges and other payments to third parties for services rendered to the Partnership. The General Partner will also be reimbursed for any expenses it incurs acting as tax matters partner for the Partnership. The Partnership will not reimburse the General Partner or its affiliates for the travel expenses of the president of Burlington or for any items of general overhead. The Partnership will not reimburse the General Partner or Burlington for any salaries or fringe benefits of any of the executive officers of Burlington. The Partnership’s independent accountants are required to verify that any reimbursements received by the General Partner from the Partnership were for expenses incurred by the General Partner or its affiliates in connection with the conduct of the business and affairs of the Partnership or the acquisition and management of its assets and were otherwise permissible reimbursements under the terms of the Partnership Agreement. The annual report to shareholders is required to itemize the amounts reimbursed to the General Partner and its affiliates.

Payments for Goods and Services.

The Partnership Agreement provides that the General Partner and its affiliates may provide goods and services to the Partnership. The provision of any goods and services by the General Partner or its affiliates to the Partnership must be part of their ordinary and ongoing business in which it or they have previously engaged, independent of the activities of the Partnership, and such goods and services shall be reasonable for and necessary to the Partnership, shall actually be furnished to the Partnership and shall be provided at the lower of the actual cost of such goods or services or the competitive price charged for such goods or services for comparable goods and services by independent parties in the same geographic location. All goods and services provided by the General Partner or any affiliates must be rendered pursuant to a written contract containing a clause allowing termination without penalty on 60 days’ notice to the General Partner by the vote of the majority in interest of the shareholders. Payment made to the General Partner or any affiliate for goods and services must be fully disclosed to shareholders. The General Partner does not currently provide goods and services to the Partnership other than its services as General Partner. If the Partnership acquires ownership of any property through foreclosure of a revenue bond, an affiliate of the General Partner may provide property management services for such property and, in such case, the Partnership will pay such its fees for such services. Under the Partnership Agreement, such property management fees may not exceed the lesser of (i) the fees charged by unaffiliated property managers in the same geographic area or (ii) 5% of the gross revenues of the managed property.

Issuance of Additional Shares

The Partnership Agreement provides that the General Partner may cause the Partnership to issue additional shares from time to time on such terms and conditions as it shall determine.

Liability of Partners and Shareholders

Under the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) and the terms of the Partnership Agreement, the General Partner will be liable to third parties for all general obligations of the Partnership to the extent not paid by the Partnership. However, the Partnership Agreement provides that the General Partner has no liability to the Partnership for any act or omission reasonably believed to be within the scope of authority conferred by the Partnership Agreement and in the best interest of the Partnership, provided that the course of conduct giving rise to the threatened, pending or completed claim, action or suit did not constitute fraud, bad faith, negligence, misconduct or a breach of its fiduciary obligations to the shareholders. Therefore, shareholders may have a more limited right of action against the General Partner than they would have absent those limitations in the Partnership Agreement.

The Partnership Agreement also provides for indemnification of the General Partner and its affiliates by the Partnership for certain liabilities that the General Partner and its affiliates may incur under the Securities Act of 1933, as amended, and in dealings with the Partnership and third parties on behalf of the Partnership. To the extent that the provisions of the Partnership Agreement include indemnification for liabilities arising under the Securities Act of 1933, as amended, such provisions are, in the opinion of the SEC, against public policy and, therefore, unenforceable.

No shareholder will be personally liable for the debts, liabilities, contracts or any other obligations of the Partnership unless, in addition to the exercise of his rights and powers as a shareholder, he takes part in the control of the business of the Partnership. It should be noted, however, that the Delaware LP Act prohibits a limited partnership from making a distribution that causes the liabilities of the limited partnership to exceed the fair value of its assets. Any limited partner who receives a distribution knowing that the distribution was made in violation of this provision of the Delaware LP Act is liable to the limited partnership for the amount of the distribution. This provision of the Delaware LP Act probably applies to shareholders as well as to the sole limited partner of the Partnership. In any event, the Partnership Agreement provides that to the extent our sole limited partner is required to return any distributions or repay any amount by law or pursuant to the Partnership Agreement, each shareholder who has received any portion of such distributions is required to repay his proportionate share of such distribution to our sole limited partner immediately upon notice by the sole limited partner to such shareholder. Furthermore, the Partnership Agreement allows the General Partner to withhold future distributions to shareholders until the amount so withheld equals the amount required to be returned by the sole limited partner. Because shares are transferable, it is possible that distributions may be withheld from a shareholder who did not receive the distribution required to be returned.

Voting Rights

The Partnership Agreement provides that the sole limited partner will vote its limited partnership interests as directed by the shareholders. Accordingly, the shareholders, by vote of a majority in interest thereof, may:

(i)	amend the Partnership Agreement (provided that the concurrence of the General Partner is required for any amendment that modifies the compensation or distributions to which the General Partner is entitled or that affects the duties of the General Partner);

(ii)	dissolve the Partnership;

(iii)	remove the General Partner and consent to the admission of a successor general partner; or

(iv)	terminate an agreement under which the General Partner provides goods and services to the Partnership.

In addition, without the consent of a majority in interest of the shareholders, the General Partner may not, among other things:

(i)	sell or otherwise dispose of all or substantially all of the assets of the Partnership in a single transaction (provided that the General Partner may sell the last property owned by the Partnership without such consent);

(ii)	elect to dissolve the Partnership; or

(iii)	admit an additional general partner.

The General Partner may at any time call a meeting of the shareholders, call for a vote without a meeting of the shareholders or otherwise solicit the consent of the shareholders and is required to call such a meeting or vote or solicit consents following receipt of a written request therefor signed by 10% or more in interest of the shareholders. The Partnership does not intend to hold annual or other periodic meetings of shareholders. Although the Partnership Agreement permits the consent of the shareholders to be given after the act is done with respect to which the consent is solicited, the General Partner does not intend to act without the prior consent of the shareholders, in such cases where consent of the shareholders is required, except in extraordinary circumstances where inaction may have a material adverse effect on the interest of the shareholders.

Reports

Within 120 days after the end of the fiscal year, the General Partner will distribute a report to shareholders that shall include (i) financial statements of the Partnership for such year that have been audited by the Partnership’s independent public accountant, (ii) a report of the activities of the Partnership during such year and (iii) a statement (which need not be audited) showing distributions of Net Interest Income and Net Residual Proceeds. The annual report will also include a detailed statement of the amounts of fees and expense reimbursements paid to the General Partner and its affiliates by the Partnership during the fiscal year.

Within 60 days after the end of the first three quarters of each fiscal year, the General Partner will distribute a report that shall include (i) unaudited financial statements of the Partnership for such quarter, (ii) a report of the activities of the Partnership during such quarter and (iii) a statement showing distributions of Net Interest Income and Net Residual Proceeds during such quarter.

The Partnership will also provide shareholders with a report on Form K-1 or other information required for federal and state income tax purposes within 75 days of the end of each year.

Removal or Withdrawal of the General Partner

The shareholders may, by vote of a majority in interest, remove the General Partner from the Partnership with or without cause and appoint a successor general partner. The General Partner may not withdraw voluntarily from the Partnership or sell, transfer or assign all or any portion of its interest in the Partnership unless a substitute general partner has been admitted in accordance with the terms of the Partnership Agreement. With the consent of a majority in interest of the shareholders, the General Partner may at any time designate one or more persons as additional general partners, provided that the interests of the shareholders in the Partnership are not reduced thereby. The designation must meet the conditions set out in the Partnership Agreement and comply with the provisions of the Delaware LP Act with respect to admission of an additional general partner. In addition to the requirement that the admission of a person as successor or additional general partner have the consent of the majority in interest of the shareholders, the Partnership Agreement requires, among other things, that (i) such person agree to and execute the Partnership Agreement and (ii) counsel for the Partnership or shareholders render an opinion that such person’s admission is in accordance with the Delaware LP Act.

Effect of Removal, Bankruptcy, Dissolution or Withdrawal of the General Partner

In the event of a removal, bankruptcy, dissolution or withdrawal of the General Partner, it will cease to be the General Partner but will remain liable for obligations arising prior to the time it ceases to act in that role. The former General Partner’s interest in the Partnership will be converted into a limited partner interest having the same rights to share in the allocations of income and losses of the Partnership and distributions of Net Interest Income, Net Residual Proceeds and cash distributions upon liquidation of the Partnership as it did as General Partner. Any successor general partner shall have the option, but not the obligation, to acquire all or a portion of the interest of the removed General Partner at its then fair market value. The Partnership Agreement bases the fair market value of the General Partner’s interest on the present value of its future administrative fees and distributions of Net Interest Income plus any amount that would be paid to the removed General Partner upon an immediate liquidation of the Partnership. Any disputes over valuation would be settled by the successor general partner and removed General Partner through arbitration.

Amendments

In addition to amendments to the Partnership Agreement adopted by a majority in interest of the shareholders, the Partnership Agreement may be amended by the General Partner, without the consent of the shareholders, in certain limited respects if such amendments are not materially adverse to the interest of the shareholders. In addition, the General Partner is authorized to amend the Partnership Agreement to admit additional, substitute or successor partners into the Partnership if such admission is effected in accordance with the terms of the Partnership Agreement.

Dissolution and Liquidation

The Partnership will continue in full force and effect until December 31, 2050, unless terminated earlier as a result of:

(i)	the passage of 90 days following the bankruptcy, dissolution, withdrawal or removal of a general partner who is at that time the sole general partner, unless all of the remaining partners (it being understood that for purposes of this provision the sole limited partner shall vote as directed by a majority in interest of the shareholders) agree in writing to continue the business of the Partnership and a successor general partner is designated within such 90-day period;

(ii)	the passage of 180 days after the repayment, sale or other disposition of all of the Partnership’s investments and substantially all its other assets;

(iii)	the election by a majority in interest of shareholders or by the General Partner (subject to the consent of a majority in interest of the shareholders) to dissolve the Partnership; or

(iv)	any other event causing the dissolution of the Partnership under the laws of the State of Delaware.

Upon dissolution of the Partnership, its assets will be liquidated and after the payment of its obligations and the setting up of any reserves for contingencies that the General Partner considers necessary, any proceeds from the liquidation will be distributed as set forth under “– ALLOCATIONS AND DISTRBUTIONS – DISTRIBUTIONS UPON LIQUIDATION” above.

Designation of Tax Matters Partner

The General Partner has been designated as the Partnership’s “tax matters partner” for purposes of federal income tax audits pursuant to Section 6231 of the Internal Revenue Code and the regulations thereunder. Each shareholder agrees to execute any documents that may be necessary or appropriate to maintain such designation.

Tax Elections

Under the Partnership Agreement, the General Partner has the exclusive authority to make or revoke any tax elections on behalf of the Partnership.

Books and Records

The books and records of the Partnership shall be maintained at the office of the Partnership located at Suite 400, 1004 Farnam Street, Omaha, Nebraska 68102, and shall be available there during ordinary business hours for examination and copying by any shareholder or his duly authorized representative. The records of the Partnership will include a list of the names and addresses of all shareholders, and shareholders will have the right to secure, upon written request to the General Partner and payment of reasonable expenses in connection therewith, a list of the names and addresses of, and the number of shares held by, all shareholders.

Accounting Matters

The fiscal year of the Partnership will be the calendar year. The books and records of the Partnership shall be maintained on an accrual basis in accordance with generally accepted accounting principles.

Other Activities

The Partnership Agreement allows the General Partner and its affiliates to engage generally in other business ventures and provides that shareholders will have no rights with respect thereto by virtue of the Partnership Agreement. In addition, the Partnership Agreement provides that an affiliate of the General Partner may acquire and hold debt securities or other interests secured by a property that also secures a mortgage bond held by the Partnership, provided that such mortgage bond is not junior or subordinate to the interest held by such affiliate.

Derivative Actions

The Partnership Agreement provides that a shareholder may bring a derivative action on behalf of the Partnership to recover a judgment to the same extent as a limited partner has such rights under the Delaware LP Act. The Delaware LP Act provides for the right to bring a derivative action, although it authorizes only a partner of a partnership to bring such an action. There is no specific judicial or statutory authority governing the question of whether an assignee of a partner (such as a shareholder) has the right to bring a derivative action where a specific provision exists in the Partnership Agreement granting such rights. Furthermore, there is no express statutory authority for a limited partner’s class action in Delaware, and whether a class action may be brought by shareholders to recover damages for breach of the General Partner’s fiduciary duties in Delaware state courts is unclear.

DESCRIPTION OF THE SHARES

Beneficial Unit Certificates

Our shares are beneficial share certificates that represent assignments by the sole limited partner of its entire limited partner interest in the Partnership. Although shareholders will not be limited partners of the Partnership and have no right to be admitted as limited partners, they will be bound by the terms of the Partnership Agreement and will be entitled to the same economic benefits, including the same share of income, gains, losses, deductions, credits and cash distributions, as if they were limited partners of the Partnership.

A majority in interest of the shareholders (voting through the sole limited partner), without the concurrence of the General Partner, may, among other things, (i) amend the Partnership Agreement (with certain restrictions), (ii) approve or disapprove the sale of all or substantially all of the Partnership’s assets in a single transaction (other than a transfer necessary for a securitization of the Partnership’s mortgage revenue bonds or a sale of assets following dissolution of the Partnership), (iii) dissolve the Partnership or (iv) remove the General Partner and elect a replacement therefor. The General Partner may not dissolve the Partnership without the consent of a majority in interest of the shareholders.

Transfers

The shares will be issued in registered form only and, except as noted below, are freely transferable. The shares are listed on the NASDAQ Global Select Market under the symbol “ATAX.”

A purchaser of shares will be recognized as a shareholder for all purposes on the books and records of the Partnership on the day on which the General Partner (or other transfer agent appointed by the General Partner) receives satisfactory evidence of the transfer of shares. All shareholder rights, including voting rights, rights to receive distributions and rights to receive reports, and all allocations in respect of shareholders, including allocations of income and expenses, will vest in, and be allocable to, shareholders as of the close of business on such day. American Stock Transfer & Trust Company, LLC, of New York, New York has been appointed by the General Partner to act as the registrar and transfer agent for the shares.

A transfer or assignment of 50% or more of the outstanding shares within a 12-month period may terminate the Partnership for federal income tax purposes, which may result in adverse tax consequences to shareholders. In order to protect against such a termination, the Partnership Agreement permits the General Partner to suspend or defer any transfers or assignments of shares at any time after it determines that 45% or more of all shares may have been transferred (as defined by the federal income tax laws) within a 12-month period and that the resulting termination of the Partnership for tax purposes would adversely affect the economic interests of the shareholders. Any deferred transfers will be effected (in chronological order to the extent practicable) on the first day of the next succeeding period in which transfers can be effected without causing a termination of the Partnership for tax purposes or any adverse effects from such termination, as the case may be.

In addition, the Partnership Agreement grants the General Partner the authority to take such action as it deems necessary or appropriate, including action with respect to the manner in which shares are being or may be transferred or traded, in order to preserve the status of the Partnership as a partnership for federal income tax purposes or to ensure that shareholders will be treated as limited partners for federal income tax purposes.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following describes U.S. federal income tax considerations with respect to the purchase, ownership and disposition of the shares. This description is based on existing U.S. federal income tax law, consisting of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations thereunder, and judicial and administrative interpretations thereof, all of which is subject to change, possibly with retroactive effect. This description does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your personal circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws (including financial institutions, insurance companies, broker-dealers and, except to the extent discussed below, tax-exempt entities, partnerships or other pass-through entities and non-U.S. shareholders) and it does not discuss any aspects of state, local or foreign tax law. This discussion assumes that you will hold your shares as a “capital asset” (generally, property held for investment) under the Internal Revenue Code.

All statements of law and legal conclusions, but not any statements of fact, contained in this section, except as described below or otherwise noted, are the opinion of Barnes & Thornburg LLP and are based on the accuracy of representations made by the Company to Barnes & Thornburg LLP for this purpose. Barnes & Thornburg LLP is unable to opine that interest on any mortgage revenue bond held by the Company is currently excludable from gross income of a bondholder for federal income tax purposes because the facts necessary to provide such an opinion are unknown and not reasonably available to the Company or counsel, such facts cannot be obtained by the Company or counsel without unreasonable effort or expense, and because such facts rest peculiarly within the knowledge of other persons not affiliated with the Company. Specifically, such opinion would require detailed information and calculations from the respective issuer, borrower, bond trustee, and guarantors of each mortgage revenue bond regarding eligibility under and compliance with the applicable provisions of the Internal Revenue Code of 1954 and 1986, as applicable, and all related regulations, including without limitations, information and computations relating to the investment of bond proceeds, use of bond proceeds, occupancy of bond-financed properties and rebate payments to the United States. Both the Company and its counsel have determined it is not possible to obtain this information and computations for all mortgage revenue bonds.

No ruling on the federal, state or local tax considerations relevant to the purchase, ownership and disposition of the Partnership’s shares, or the statements or conclusions in this description, has been or will be requested from the IRS or from any other tax authority, and a taxing authority, including the IRS, may not agree with the statements and conclusions expressed herein. In the opinion of Barnes & Thornburg LLP, counsel to the Partnership, for U.S. federal income tax purposes, the Partnership will be treated as a partnership and the holders of shares will be subject to tax as partners of the Partnership. However, no assurance can be given that any opinion of counsel would be accepted by the IRS or, if challenged by the IRS, sustained in court. We urge you to consult your own tax advisors about the specific tax consequences to you of purchasing, holding and disposing of our shares, including the application and effect of federal, state, local and foreign income and other tax laws.

Income tax considerations relating to the Partnership and its shareholders.

Partnership Status. Under the “check-the-box” regulations promulgated by the IRS, absent an election to be treated as an association taxable as a corporation, an entity formed as a partnership such as the Partnership generally will be treated as a partnership for income tax purposes. The Partnership is a limited partnership under Delaware law and it will not file any election with the IRS to be treated as an association taxable as a corporation. Subject to the discussion below concerning Publicly Traded Partnerships under the heading “TREATMENT OF THE PARTNERSHIP AS A PUBLICLY TRADED PARTNERSHIP,” the Partnership will be treated as a partnership for federal income tax purposes and the holders of shares will be subject to tax as partners.

Because the Partnership will be treated as a partnership for income tax purposes, it will not be liable for any income tax. Rather, all items of the Partnership’s income, gain, loss, deduction or tax credit will be allocated to its partners (including the shareholders), who will be subject to taxation on their distributive share thereof. Taxable income allocated by the Partnership to shareholders with respect to a taxable year may exceed the amount of cash distributed by the Partnership to shareholders for such year.

The Partnership is not intended to act as a “tax shelter” and will not register as such with the IRS.

Treatment of the Partnership as a Publicly Traded Partnership. The listing of our common shares on the NASDAQ causes us to be treated as a “publicly traded partnership” for U.S. federal income tax purposes. A publicly traded partnership is generally taxable as a corporation unless 90% or more of its annual gross income in each year is “qualifying” income which is defined as interest, dividends, real property rents, gains from the sale or other disposition of real property, gain from the sale or other disposition of capital assets held for the production of interest or dividends, and certain other items. In determining whether interest is treated as “qualifying income” under these rules, interest income derived from a “financial business” and income and gains derived by a “dealer” in securities is not treated as qualifying income. We believe at least 90% of our annual gross income in each prior year of our operations was qualifying income, and we intend to conduct our operations in a manner such that at least 90% of our gross income will constitute qualifying income. Furthermore, we do not believe that we are engaged in a financial business or are acting as a dealer, because we are acting strictly as a long-term investor with respect to our investments and we do not conduct bond origination activities. However, there is no clear guidance as to what constitutes a financial business for purposes of the publicly traded partnership regulations and it is possible that the IRS could assert that our activities constitute a financial business. If the IRS successfully asserted that we were involved in a financial business or were acting as a dealer, less than 90% of our income could be found to be qualifying income. In addition, in determining whether interest is treated as qualifying income, interest income that is determined based upon the income or profits of any person is not treated as qualifying income. It is possible that the IRS could take the position that the contingent interest payable on some of our mortgage revenue bonds is determined based upon the income or profits (rather than the net cash flow) of the properties financed by these bonds and, accordingly, would not be qualifying interest. Since, in certain years, more than 10% of our interest income was in the form of such contingent interest, the IRS could take the position that we fail to qualify for the qualifying income exception to the publicly traded partnership rules and that we should be taxed as a corporation.

If for any reason less than 90% of our gross income constitutes qualifying income, items of income and deduction would not pass through to our shareholders and our shareholders would be treated for federal income tax purposes as shareholders in a corporation. We would be required to pay income tax at regular corporate rates on any portion of our net income that did not constitute tax-exempt income. In addition, a portion of our tax-exempt income may be included in determining our alternative minimum tax liability. To the extent we are required to pay income taxes, it will reduce the cash that we would otherwise have available for distributions. In addition, all distributions made by us to our shareholders would constitute dividend income taxable to such shareholders to the extent of our earnings and profits, which would include tax-exempt income, as well as any taxable income we might have. In that case, shareholders could not treat any of these distributions as tax-exempt income and the Partnership could not deduct amounts paid as dividends from its gross income.

Taxation of the Partnership and Shareholders. A partnership is not subject to federal income tax. Because the Partnership will be classified as a partnership for tax purposes, and assuming that at least 90% of the Partnership’s gross income will constitute qualifying income such that it will not be publicly traded partnership taxable as a corporation, the Partnership will not be subject to federal income tax and each shareholder will be required to report on its income tax return its distributive share of the Partnership’s income, gain, loss, deduction and items of tax preference and will be subject to tax on its distributive share of the Partnership’s taxable income, regardless of whether any portion of that income is, in fact, distributed to such shareholder in the shareholder’s taxable year within which or with which the Partnership’s taxable year ends. Thus, shareholders may be required to accrue income, without the current receipt of cash, if the Partnership does not make cash distributions while generating taxable income. Consequently, although it is not anticipated, a shareholder’s tax liability with respect to its share of the Partnership’s taxable income may exceed the cash actually distributed in a given taxable year. The Partnership currently uses the calendar year as its taxable year.

The Partnership will file a federal tax return on Form 1065 and will provide information as to each shareholder’s distributive share of the Partnership’s income, gain, loss, deduction and items of tax preference on a Schedule K-1 supplied to such shareholder after the close of the fiscal year. In preparing such information, the Partnership will utilize various accounting and reporting conventions, some of which are discussed herein, to determine each shareholder’s allocable share of income, gain, loss and deduction. There is no assurance that the use of such conventions will produce a result that conforms to the requirements of the Internal Revenue Code, temporary and proposed treasury regulations or IRS administrative pronouncements and there is no assurance that the IRS will not successfully contend that such conventions are impermissible. Any such contentions could result in substantial expenses to the Partnership and its shareholders as a result of contesting such contentions, as well as an increase in tax liability to shareholders as a result of adjustments to their allocable share of our income, gain, loss and deduction. See “– TAX RETURNS, AUDITS, INTEREST AND PENALTIES.”

Capital Gain Upon Sale of Assets. The Partnership may, from time to time, sell, dispose of or otherwise be treated as disposing of, certain of its assets. Such sale or disposition may result in taxable capital gain.

Shareholder’s Basis in Shares. Your adjusted basis in the Partnership’s shares is relevant in determining the gain or loss on the sale or other disposition of shares and the tax consequences of a distribution from the Partnership. See “TREATMENT OF CASH DISTRIBUTIONS TO SHAREHOLDERS FROM THE PARTNERSHIP.” In addition, you are entitled to deduct on your income tax return, subject to the limitations discussed below, your distributive share of the Partnership’s net loss, if any, to the extent of your adjusted basis in your shares.

Your initial basis in your shares will be the purchase price for the shares, increased by your share of items of our income (including any tax-exempt interest) and gain, and reduced, but not below zero, by (a) your share of items of Company loss and deduction (including any nondeductible expenses), and (b) any cash distributions you receive from the Partnership.

Treatment of Cash Distributions to Shareholders from the Partnership. Cash distributions made to shareholders will generally be treated as a non-taxable return of capital and will not generally increase or decrease your share of taxable income or loss from the Partnership. A return of capital generally does not result in any recognition of gain or loss for federal income tax purposes but would reduce your adjusted basis in your shares. Distributions of cash in excess of your adjusted basis in your shares will result in the recognition of gain to the extent of such excess.

Limitations on Deductibility of Losses. In the event you are allocated losses, you generally will be entitled to deduct your distributive share of any losses of the Partnership to the extent of your tax basis of your shares at the end of the year in which such losses occur. However, shareholders who are individuals, trusts, estates, personal service companies and certain closely held C corporations may be subject to additional limitations on deducting losses of the Partnership.

Limitation on the Deductibility of Interest Expense. The Internal Revenue Code disallows any deduction for interest paid by any taxpayer on indebtedness incurred or continued for the purpose of purchasing or carrying a tax-exempt obligation. A purpose to carry tax-exempt obligations will be inferred whenever a taxpayer owns tax-exempt obligations and has outstanding indebtedness which is neither directly connected with personal expenditures nor incurred in connection with the active conduct of a trade or business. The IRS may take the position that a shareholder’s allocable portion of any interest paid by the Partnership on its borrowings, and any interest paid by a shareholder on indebtedness incurred to purchase shares, should be viewed in whole or in part as incurred to enable such shareholder to continue carrying such tax-exempt obligations and, therefore, that the deduction of any such interest by such shareholder should be disallowed in whole or in part. To the extent the Partnership’s borrowings describe above under “AMERICA FIRST MULTIFAMILY INVESTORS, L.P. – FINANCING ARRANGEMENTS” are deemed to be incurred by it for the purpose of financing its portfolio of mortgage revenue bonds, a shareholder’s allocable portion of any interest paid by the Partnership on these borrowings will be disallowed.

In the absence of direct evidence linking debt with purchasing or carrying tax-exempt obligations (for example, the tax-exempt obligations secure the debt), there is an exception to the interest disallowance rule if the taxpayer holds only an insubstantial amount of tax-exempt obligations. This exception does not apply to banks, certain other financial institutions, or dealers in tax-exempt securities. However, to the extent that an investor’s debt would be allocated to purchasing or carrying its shares, such shares should only be treated as tax-exempt obligations for purposes of the interest disallowance rule in the same proportion as the assets of the Partnership comprise tax-exempt obligations (based on their adjusted tax basis or perhaps capital account value). The Partnership will report to shareholders at the end of each year the average percentage of its assets (based on adjusted tax basis and capital account value) that were invested in obligations believed to be tax-exempt each year. It is uncertain whether an annual average or more frequent adjustments should be used.

Assuming interest on indebtedness is otherwise deductible, the deductibility of a non-corporate taxpayer’s “investment interest” expense is further limited to the amount of such taxpayer’s “net investment income.”

Allocation of Income, Gain, Loss and Deduction. In preparing the Partnership’s tax returns, and in determining the shareholders’ allocable share of the Partnership’s items of income, gain, loss and deduction, the Partnership will utilize various accounting and reporting conventions, some of which are discussed herein. There is no assurance that the use of such conventions will produce a result that conforms to the requirements of the Internal Revenue Code, temporary and proposed treasury regulations or IRS administrative pronouncements and there is no assurance that the IRS will not successfully challenge the Partnership’s use of such conventions.

The Partnership generally allocates each item of its income, gain, loss or deduction among the General Partner and shareholders in accordance with their respective percentage interests in the Partnership. However, the Partnership will make certain special allocations in connection with the issuance of new Partnership shares in accordance with the principles of Section 704(c) of the Internal Revenue Code. Upon the issuance of additional shares, including shares issued in this offering, the Partnership expects that it will restate the “book” capital accounts of the existing shareholders under applicable Treasury Regulations in order to reflect the fair market value of the Partnership’s assets at the time additional shares are issued. This restatement of the existing shareholders’ book capital accounts measures any gain or loss inherent in Partnership assets at the time new shareholders are admitted to the Partnership. Section 704(c) requires the Partnership to specially allocate certain items of gain or loss among the shareholders in order to eliminate differences between their book capital accounts (which now reflect the fair market value of Partnership property on the date the new shares are issued) and their tax capital accounts (which reflect the Partnership’s tax basis in these assets). The effect of the allocations under Section 704(c) to a shareholder purchasing shares in the offering will be essentially the same as if the tax basis of our assets were equal to the fair market value of our assets at the time of the offering.

Effects of a Section 754 Election. The Partnership has made the election permitted by Section 754 of the Internal Revenue Code. This election is irrevocable without the consent of the IRS. As discussed below, the election generally permits the Partnership to adjust the tax basis of certain of its assets to reflect the purchase prices paid by purchasers of shares from existing shareholders. Generally, when shares are purchased from an existing shareholder (rather than being acquired directly from the Partnership, such as in an offering), the purchaser’s tax basis in those shares (referred to as the purchaser’s “outside basis”) initially will equal the purchase price he or she paid for the shares. However, the purchaser’s outside basis does not necessarily reflect his or her proportionate share of the Partnership’s tax basis in its assets (referred to as the purchaser’s “inside basis”) at the time of purchase, and this difference may have tax consequences to the purchaser. Because the Partnership has made a Section 754 election, the Partnership will make an adjustment under Section 743(b) of the Internal Revenue Code to a share purchaser’s “inside basis” in the Partnership’s assets so that those assets reflect the price such purchaser paid for his or her shares. As a result, a purchaser of shares will have an inside basis in our assets consisting of (1) such shareholder’s share of our tax basis in our assets at the time of the purchase of shares (“common basis”) and (2) such shareholder’s Section 743(b) adjustment to that basis. The Section 743(b) adjustment affects only the inside basis of the share purchaser’s portion of Partnership assets and does not affect other shareholders.

A basis adjustment is required under Section 743(b) regardless of whether a Section 754 election is made if shares are transferred at a time when the Partnership has a substantial built-in loss in its assets immediately after the transfer, or if the Partnership distributes property and has a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

A Section 743(b) basis adjustment is advantageous to a purchaser of shares if the purchaser’s outside basis in his or her shares is higher than such purchaser’s inside basis. In that case, as a result of the election, the purchaser would, among other things, be allocated a greater amount of depreciation and amortization deductions (assuming the Partnership has depreciable or amortizable assets) and his or her allocable share of any gain on a sale of Partnership assets would be less than it would be absent such adjustment. Conversely, a

Section 743(b) basis adjustment is disadvantageous to a purchaser of shares if the purchaser’s outside basis in his or her shares is lower than such purchaser’s inside basis because it would cause such purchaser to be allocated a lesser amount of the Partnership’s depreciation and amortization deductions and his or her allocable share of any gain on a sale of Partnership assets would be greater than it would be absent such adjustment.

The allocation of any Section 743(b) adjustment among the Partnership’s assets must be made in accordance with the Internal Revenue Code, but will involve a number of assumptions and the application of judgment by the General Partner. Accordingly, the IRS could challenge some of these allocations and, for example, seek to allocate some or all of any Section 743(b) adjustment from tangible assets that may be amortized or depreciated to goodwill or other asset classes that are either nonamortizable or amortizable over a longer period of time. We cannot assure you that the determinations the Partnership makes will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in the opinion of the General Partner, the expense of compliance exceed the benefit of the election, the General Partner may seek permission from the IRS to revoke the Partnership’s Section 754 election. If permission is granted, a subsequent purchaser of shares may be allocated more income than he or she would have been allocated had the election not been revoked.

Furthermore, strict adherence to Treasury Regulations in making certain Section 743(b) adjustments could result in tax differences among shareholders that adversely affect the continued uniformity of the tax characteristics of shares. As a result, the General Partner has adopted certain 743(b) adjustment methods or conventions that are designed to preserve the uniformity of shares, but that may be inconsistent with certain Treasury Regulations. Please see “—UNIFORMITY OF SHARES,” below. Barnes & Thornburg LLP is unable to opine as to the validity of these methods and conventions because there is no clear authority on these issues. If the IRS successfully challenged any method used by the General Partner for making the Section 743(b) adjustments, the uniformity of shares might be affected, and the gain or loss realized by a shareholder from the sale of shares might be affected.

Uniformity of Shares. Because shares trade in the public market and many shares are held in street name by banks, brokers and other nominees, the Partnership cannot match transferors and transferees of shares. As a result, we must maintain uniformity of the economic and tax characteristics of the shares to a purchaser of shares. In the absence of uniformity, the Partnership may be unable to completely comply with a number of federal income tax requirements under the Internal Revenue Code and the Treasury Regulations. A lack of uniformity can result from a literal application of Treasury Regulations pertaining to the Partnership’s method of depreciating or amortizing its Section 743(b) adjustments or from a determination that certain curative allocations designed to prevent the application of Treasury Regulation “ceiling limitations” as it attempts to eliminate book and tax disparities are unreasonable.

The Partnership has adopted reasonable Section 743(b) adjustment methods and other conventions to preserve the uniformity of the intrinsic tax characteristics of shares, none of which should have a material adverse effect on the shareholders. Barnes & Thornburg LLP has not opined on the validity of any of these positions. The IRS may challenge any method of accounting for the Section 743(b) adjustment or other methods or conventions adopted by the Partnership. If any such challenge were sustained, the uniformity of shares, and the resulting gain or loss from the sale of those shares, might be affected

Disposition of Shares. There are a number of federal income tax considerations arising from the sale of shares including:

Recognition of Gain or Loss. Taxable gain or loss will be recognized on a sale or other disposition of shares equal to the difference between the amount realized by the selling shareholder and his or her tax basis in the shares sold. The amount realized by a shareholder from the sale of shares will be measured by the sum of the cash or the fair market value of other property received by such selling shareholder plus his or her share of the Partnership’s nonrecourse liabilities, if any, attributable to the shares sold. Gain or loss recognized by a shareholder, other than a “dealer” in shares, on the sale or exchange of shares held for one year or less will generally be taxable as a short-term capital gain or loss.

Gain or loss recognized by a shareholder, other than a “dealer” in shares, on the sale or exchange of shares held for more than one year will generally be taxable as a long-term capital gain or loss.

Allocations Between Transferors and Transferees. In general, taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the shareholders, in proportion to the number of shares beneficially owned by each of them as of the closing of trading on the last business day of a month. However, gain or loss realized on a sale or other disposition of Partnership assets other than in the ordinary course of business will be allocated among the shareholders beneficially owning shares as of the closing of trading on the last business day of a month in which that gain or loss is recognized. As a result, a shareholder acquiring shares may be allocated income, gain, loss and deduction realized prior to the date of transfer. The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Barnes & Thornburg LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee shareholders. The General Partner uses this method because it is not administratively feasible to make these allocations on a more frequent basis. If this method is not allowed under the Treasury Regulations or only applies to transfers of less than all of the shareholder’s interest, the Partnership’s taxable income or losses might be reallocated among the shareholders. The General Partner is authorized to revise the method of allocation between transferor and transferee shareholders, as well as shareholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A shareholder who owns shares at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Constructive Termination. The Partnership will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in its capital and profits within a twelve-month period. A constructive termination results in the closing of the Partnership’s taxable year for all shareholders. In the case of a shareholder reporting on a taxable year other than a taxable year ending December 31, the closing of the Partnership’s taxable year may result in more than twelve months of taxable income or loss being includable in such shareholder’s taxable income for the year of termination. The Partnership would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code. A termination could also result in penalties if the Partnership was unable to determine that the termination had occurred. The Partnership Agreement contains a provision that is designed to prevent transfers of shares that would result in a tax termination of the Partnership, but there is no assurance that it would actually prevent a tax termination from occurring.

Partnership Expenses. The Partnership has incurred or will incur various expenses in connection with its ongoing administration and operation. Payment for services generally is deductible if the payments are ordinary and necessary expenses, are reasonable in amount and are for services performed during the taxable year in which paid or accrued. The Partnership anticipates that a substantial portion of its ordinary expenses will be allocable to tax-exempt interest income. The Internal Revenue Code prohibits the deduction of any expense otherwise allowable under Code Section 212 which is allocable to tax-exempt interest income. The Partnership allocates its expenses in proportion to the amount of tax-exempt income and taxable income that it receives. Shareholders generally will not be permitted to deduct the portion of the Partnership’s expenses related to tax-exempt income in calculating their federal income tax liability. Borrowers pay certain fees they incur in connection with obtaining financing from the Partnership directly to the General Partner. The Partnership treats these fees as earned directly by the General Partner for services it renders to the borrowers. It is possible that the IRS could contend such fees should be treated as additional taxable income to the Partnership and additional expense. If such position were asserted and upheld, it would result in the Partnership recognizing additional taxable income, but all or a substantial portion of the additional expense would be disallowed. In addition, depending on the amount of such income relative to the Partnership’s other income, it could result in the Partnership being treated as a publicly traded partnership taxable as a corporation.

The IRS may not agree with the Partnership’s determinations as to the deductibility of fees and expenses and might require that certain expenses be capitalized and amortized or depreciated over a period of years. If all or a portion of such deductions were to be disallowed, on the basis that some of the foregoing expenses are non-deductible syndication fees or otherwise, the Partnership’s taxable income would be increased or its losses would be reduced.

Treatment of Syndication Expenses. Except as discussed below, neither the Partnership nor any shareholder is permitted to deduct, for federal income tax purposes, amounts paid or incurred to sell or market shares in the Partnership (“syndication expenses”). The determination as to whether or not expenses are syndication expenses is a factual determination which will initially be made by the Partnership. The IRS could challenge the Partnership’s determination expenses are not syndication expenses.

Backup Withholding. Distributions to shareholders whose shares are held on their behalf by a “broker” may constitute “reportable payments” under the federal income tax rules regarding “backup withholding.” Backup withholding, however, would apply only if the shareholder (i) failed to furnish its Social Security number or other taxpayer identification number of the person subject to the backup withholding requirement (e.g., the broker) or (ii) furnished an incorrect Social Security number or taxpayer identification number. If “backup withholding” were applicable to a shareholder, the Partnership would be required to withhold 28% of each distribution to such shareholder and to pay such amount to the IRS on behalf of such shareholder.

Issuance of Additional Shares. The Partnership may issue new shares to additional investors to finance the acquisition of additional investments. On any issuance of additional shares, the Partnership expects that it will adjust the capital accounts of the existing shareholders for capital account maintenance purposes under applicable Treasury Regulations in order to reflect a revaluation of the Partnership’s assets (based on their then fair market value, net of liabilities to which they are then subject).

Tax Returns, Audits, Interest and Penalties. After the end of the calendar year, the Partnership will supply Schedule K-1 to IRS Form 1065 to each shareholder of record as of the last day of each month during the year. The Partnership is not obligated to provide tax information to persons who are not shareholders of record.

State, Local and Foreign Income Taxes. In addition to the U.S. federal income tax consequences described above, shareholders should consider potential state, local and foreign tax consequences of an investment in the Partnership and are urged to consult their individual tax advisors in this regard. The rules of some states, localities and foreign jurisdictions for computing and/or reporting taxable income may differ from the federal rules. Interest income that is tax-exempt for federal purposes is generally subject to state taxes, except in the state in which the property securing the Partnership’s investment and the bond issuer are located. All the bonds and interest income thereon may be subject to taxation by localities and foreign jurisdictions. An investment in the Partnership’s shares could also require shareholders to file tax returns in various jurisdictions, although the Partnership is not aware of any current filing obligations.

Under the tax laws of certain states, the Partnership may be subject to state income or franchise tax or other taxes applicable to the Partnership. Such taxes may decrease the amount of distributions available to shareholders. Shareholders are advised to consult with their tax advisors concerning the tax treatment of the Partnership, and the effects under the tax laws of the states applicable to the Partnership and its shareholders.

Tax-Exempt Shareholders. A shareholder that is a tax-exempt organization for U.S. federal income tax purposes and, therefore, generally exempt from U.S. federal income taxation, may nevertheless be subject to “unrelated business income tax” to the extent, if any, that its allocable share of our income consists of “unrelated business taxable income,” or UBTI. A tax-exempt partner in a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) that regularly engages in a trade or business which is unrelated to the exempt function of the tax-exempt partner must include in computing its UBTI, its pro rata share (whether or not distributed) of such partnership’s gross income derived from such unrelated trade or business. Moreover, such tax-exempt partner could be treated as earning UBTI to the extent that such entity derives from the partnership income from “debt-financed property,” or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is “acquisition indebtedness” (i.e., indebtedness incurred in acquiring or holding property).

We expect that we will incur “acquisition indebtedness” with respect to certain of our assets. To the extent we recognize taxable income in the form of interest from debt securities with respect to which there is “acquisition indebtedness” during a taxable year, the percentage of such income that will be treated as UBTI generally will be equal to the amount of such income times a fraction, the numerator of which is the “average acquisition indebtedness” incurred with respect to the securities, and the denominator of which is the “average amount of the adjusted basis” of the securities during the period such securities are held by us during the taxable year. To the extent we recognize gain from disposition of securities with respect to which there is “acquisition indebtedness,” the portion of the gain that will be treated as UBTI will be equal to the amount of the gain times a fraction, the numerator of which is the highest amount of the “acquisition indebtedness” with respect to the securities during the twelve-month period ending with the date of their disposition, and the denominator of which is the “average amount of the adjusted basis” of the securities during the period such securities are held by us during the taxable year. In addition, tax-exempt U.S. shareholders may be subject to the AMT with respect to income we receive from any of our debt-financed mortgage revenue bonds.

Because we expect to incur “acquisition indebtedness” with respect to certain of our assets, we expect that tax-exempt shareholders will recognize a significant amount of “unrelated business taxable income” as a result of an investment in our shares. Accordingly, prospective purchasers who are tax-exempt organizations are urged to consult their tax advisors concerning the possible U.S. federal, state, local, and non-U.S. tax consequences arising from an investment in our shares.

Partnerships. If an entity or arrangement which is treated as a partnership for U.S. federal income tax purposes is a shareholder, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. A partner of a partnership that is a shareholder should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our shares.

Non-U.S. Shareholders. Whether an investment in our shares is appropriate for a non-U.S. person will depend upon that person’s particular circumstances. An investment in our shares by a non-U.S. person may have adverse U.S. federal, state and / or local tax consequences for such non-U.S. person. Non-U.S. persons should consult their tax advisors before investing in our shares.

For purposes of the following discussion, a “non-U.S. shareholder” is a beneficial owner of our shares that is neither (i) an individual that is a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, nor (iv) a trust (a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more U.S. persons have the authority to control.

Non-U.S. shareholders generally will be subject to withholding of U.S. federal income tax at a 30% rate on their allocable shares of the gross amount of our dividend income, any taxable interest income, rental income, and any other fixed or determinable annual or periodical income received from sources within the United States that is not treated as effectively connected with a trade or business within the United States. The 30% rate may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which a non-U.S. shareholder resides or is organized, provided the non-U.S. shareholder provides the applicable withholding agent with the required certification (generally, on IRS Form W8-BEN). Under the “portfolio interest exemption,” the 30% withholding tax does not apply to certain interest income from obligations of U.S. persons allocable to certain non-U.S. shareholders (provided certain requirements are met and the required certification is made by the non-U.S. shareholder). In general, the “portfolio interest exception” does not apply to contingent interest. Moreover, a non-U.S. shareholder generally will not be subject to U.S. federal income tax on its allocable share of our capital gains unless (i) such gains are effectively connected with the conduct of a U.S. trade or business of such non-U.S. shareholders (and, if an income tax treaty is applicable, such gains are not attributable to a permanent establishment in the United States maintained by such non-U.S. shareholder) or (ii) such non-U.S. shareholder is an individual who is present in the United States for 183 or more days during the taxable year and satisfies certain other conditions. In general, gains from U.S. real property interests (including certain rights to contingent interest) are deemed effectively connected with a U.S. trade or business.

Non-U.S. shareholders treated as engaged in a U.S. trade or business are generally subject to U.S. federal income tax at the graduated rates applicable to U.S. persons on their net income which is considered to be effectively connected with such U.S. trade or business. Non-U.S. shareholders that are corporations may also be subject to a 30% branch profits tax on such effectively connected income. The 30% rate applicable to branch profits may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. person resides or is organized.

We expect that our method of operation will result in us generating income treated (or deemed treated) as effectively connected with the conduct of a U.S. trade or business with respect to non-U.S. shareholders. If a non-U.S. shareholder were treated as being engaged in a U.S. trade or business in any year because an investment in our shares in such year constituted a U.S. trade or business, such non-U.S. shareholder generally would be required to (i) file a U.S. federal income tax return for such year reporting its allocable share, if any, of our income or loss effectively connected with such trade or business and (ii) pay U.S. federal income tax at regular U.S. tax rates on any such income. Moreover, a corporate non-U.S. shareholder generally would be subject to a U.S. branch profits tax on its allocable share of our effectively connected income. In addition, a non-U.S. shareholder would be subject to withholding at the highest applicable rate with respect to such non-U.S. shareholder’s allocable share of our effectively connected income. Any amount so withheld would be creditable against such non-U.S. shareholder’s U.S. federal income tax liability, and such non-U.S. shareholder could claim a refund to the extent that the amount withheld exceeded such non-U.S. shareholder’s U.S. federal income tax liability for the taxable year. Finally, if we are engaged in a U.S. trade or business, a portion of any gain recognized by a non-U.S. shareholder on the sale or exchange of its shares may be treated for U.S. federal income tax purposes as effectively connected income, and hence such non-U.S. shareholder may be subject to U.S. federal income tax on the sale or exchange. To the extent our income is treated as effectively connected income, it may also be treated as non-qualifying income for purposes of the qualifying income exception discussed above under “– TREATMENT OF THE PARTNERSHIP AS A PUBLICLY TRADED PARTNERSHIP.”

In general, different rules from those described above apply in the case of non-U.S. shareholders subject to special treatment under U.S. federal income tax law, including a non-U.S. shareholder (i) that has an office or fixed place of business in the United States or is otherwise carrying on a U.S. trade or business; (ii) who is an individual present in the United States for 183 or more days or has a “tax home” in the United States for U.S. federal income tax purposes; or (iii) who is a former citizen or resident of the United States.

Prospective purchasers who are non-U.S. persons are urged to consult their tax advisors with regard to the U.S. federal income tax consequences to them of acquiring, holding and disposing of the shares, as well as the effects of state, local, and non-U.S. tax laws.

Additional Withholding Requirements. Under the Foreign Account Tax Compliance Act (“FATCA”) enacted as part of the Hiring Incentives to Restore Employment Act, as well as guidance in the form of regulations and other administrative guidance, the relevant withholding agent may be required to withhold 30% of any interest, dividends, and other fixed or determinable annual or periodical gains, profits, and income from sources within the United States paid after June 30, 2014 or gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States paid after December 31, 2016 to (i) a foreign financial institution (for which purposes includes foreign broker-dealers, clearing organizations, investment companies, hedge funds, and certain other investment entities) unless such foreign financial institution agrees to verify, report, and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is a beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address, and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements or otherwise qualifies for an exemption from this withholding. If withholding is required under FATCA on a payment, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Prospective investors should consult their own tax advisors regarding the effect, if any, of FATCA on their ownership and disposition of our shares.

Health Care and Reconciliation Act of 2010. On March 30, 2010, the President signed into law the Health Care and Education Reconciliation Act of 2010, or the Reconciliation Act. The Reconciliation Act will require certain U.S. holders who are individuals, estates, or trusts and whose income exceeds certain thresholds to pay a 3.8% Medicare tax. This tax will apply for taxable years beginning after December 31, 2012. The Medicare tax will apply to, among other things, interest, dividends, and other income derived from certain trades or businesses and net gains from the sale or other disposition of certain interests in a partnership, subject to certain exceptions. Some or all of our income may be the type of income that is subject to the Medicare tax, and any gain from the disposition of our shares will be the type of gain that is subject to the tax. Prospective investors should consult their tax advisors regarding the effect, if any, of the Reconciliation Act on their ownership and disposition of our shares.

Other U.S. Federal Income Tax Considerations.

The Internal Revenue Code contains certain provisions that could result in other tax consequences as a result of the ownership of mortgage revenue bonds by the Partnership or the inclusion in certain computations including, without limitation, those related to the corporate Alternative Minimum Tax, of interest that is excluded from gross income.

Ownership of tax-exempt obligations by the Partnership may result in collateral tax consequences to certain taxpayers, including, without limitation, financial institutions, property and casualty insurance companies, certain foreign corporations doing business in the United States, certain S corporations with excess passive income, individual recipients of social security or railroad retirement benefits and individuals otherwise eligible for the earned income credit. Prospective purchasers of the Partnership’s shares should consult their own tax advisors as to the applicability of any such collateral consequences.

THE FOREGOING DESCRIPTION OF U.S. FEDERAL INCOME TAX CONSEQUENCES DOES NOT ADDRESS THE CIRCUMSTANCES OF ANY PARTICULAR SHAREHOLDER. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PARTNERSHIP’S SHARES, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and the Internal Revenue Code impose restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA); (b) plans described in Section 4975(e)(1) of the Internal Revenue Code, including individual retirement accounts or Keogh plans; (c) any entities whose underlying assets include plan assets by reason of a plan’s investment in such entities (each item described in (a), (b) or (c) being a “plan”; and (d) persons who have specified relationships to those plans, i.e., “parties-in-interest” under ERISA, and “disqualified persons” under the Internal Revenue Code. ERISA also imposes certain duties on persons who are fiduciaries of plans subject to ERISA and prohibits certain transactions between a plan and parties-in-interest or disqualified persons with respect to such plans. Certain federal, state, local, and non-U.S. or other laws or regulations that are similar to the relevant provisions of ERISA or the Internal Revenue Code (“Similar Laws”) may also impose restrictions on employee benefit plans and/or persons who are fiduciaries of plans subject to the Similar Laws.

The Acquisition and Holding of Our Shares

An investment in our shares by a plan that has a relationship as “parties-in-interest” or “disqualified persons” could be deemed to constitute a transaction prohibited under Title I of ERISA or Section 4975 of the Internal Revenue Code (e.g., the indirect transfer to or use by party-in-interest or disqualified person of assets of a plan). Such transactions may, however, be subject to one or more statutory or administrative exemptions such as a prohibited transaction class exemption (a “PTCE”) including, for example, PTCE 90-1, which exempts certain transactions involving insurance company pooled separate accounts, PTCE 91-38, which exempts certain transactions involving bank collective investment funds, PTCE 84-14, which exempts certain transactions effected on behalf of a plan by a “qualified professional asset manager,” PTCE 95-60, which exempts certain transactions involving insurance company general accounts and PTCE 96-23, which exempts certain transactions effected on behalf of a plan by an “in-house asset manager” or another available exemption. Such exemptions may not, however, apply to all of the transactions that could be deemed prohibited transactions in connection with a plan’s investment.

The Treatment of Our Underlying Assets Under ERISA

The regulations issued by the U.S. Department of Labor concerning the definition of what constitutes the assets of an employee benefit plan (the “plan asset regulations”) provide, as a general rule, that the underlying assets and properties of corporations, partnerships, trusts and certain other entities in which a plan purchases an “equity interest” will be deemed, for purposes of ERISA, to be assets of the investing plan unless any applicable exceptions applies. The plan asset regulations define an “equity interest” as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. Our shares should be treated as “equity interests” for purposes of the plan asset regulations. As a result, the investment by a plan in our shares will subject our assets and operations to the regulatory restrictions of ERISA and the Code, including their prohibited transaction restrictions, unless an exception applies. The General Partner believes the Partnership qualifies for an exception under the plan asset regulations that is available to an entity with a class of equity interests that are (a) widely held (i.e., held by 100 or more investors who are independent of the issuer and each other); (b) freely transferable; and (c) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act. The General Partner intends to take such steps as may be necessary to maintain the availability of this “publicly offered securities exception” to the plan asset regulations and thereby prevent the Partnership’s assets from being treated as assets of any investing plan. If, however, this or any other exception under the plan asset regulations were not available and the Partnership is deemed to hold plan assets by reason of a plan’s investment in our shares, such plan’s assets would include an undivided interest in the assets held by us. In such event, such assets, transactions involving such assets and the persons with authority or control over and otherwise providing services with respect to such assets would be subject to the fiduciary responsibility provisions of Title I of ERISA and the prohibited transaction provisions of ERISA and Section 4975 of the Internal Revenue Code, and any statutory or administrative exemption from the application of such rules may not be available.

Fiduciary Considerations

Any plan fiduciary that proposes to cause a plan to purchase our shares should consult with its counsel with respect to the potential applicability of ERISA, the Internal Revenue Code, and Similar Laws to such investment and determine on its own whether any exceptions or exemptions are applicable and whether all conditions of any such exceptions or exemptions have been satisfied. Moreover, each plan fiduciary should determine whether, under the general fiduciary standards of investment prudence, diversification, and liquidity that may apply under ERISA, the Internal Revenue Code, or applicable Similar Laws, an investment in our securities is appropriate for the plan, taking into account the overall investment policy of the plan and the composition of the plan’s investment portfolio. Each plan fiduciary should determine whether an investment in our shares is authorized by the appropriate governing instruments of the plan. The sale of our securities is in no respect a representation by us or any other person that such an investment meets all relevant legal requirements with respect to investments by plans generally or that such an investment is appropriate for any particular plan.

The foregoing discussion is general in nature and is not intended to be all-inclusive, nor should it be construed as legal advice.

PLAN OF DISTRIBUTION

We may sell the shares offered pursuant to this prospectus and any accompanying prospectus supplements to or through one or more underwriters or dealers, or we may sell these shares to investors directly or through agents. Any underwriter or agent involved in the offer and sale of our shares will be named in the applicable prospectus supplement. We may sell shares directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

Underwriters may offer and sell our shares at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell shares on the terms and conditions described in the applicable prospectus supplement. In connection with the sale of our shares, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the shares for whom they may act as agent. Underwriters may sell these securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.

Shares may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable NASDAQ or stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of shares which is not expected to exceed that customary in the types of transactions involved.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of shares, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of shares may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the shares may be deemed to be underwriting discounts and commissions.

Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Unless otherwise set forth in the accompanying prospectus supplement, the obligations of any underwriters to purchase any shares will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the shares then being sold, if any is purchased.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

In connection with the offering of shares described in this prospectus and any accompanying prospectus supplement, certain underwriters, selling group members, and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the security being offered. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

The underwriters in an offering of shares may also create a “short position” for their account by selling more shares in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing the shares in the open market following completion of the offering or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the shares that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of our shares at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

Our shares are listed on the NASDAQ Global Select Market under the symbol “ATAX.” Any underwriters or agents to or through which shares are sold by us may make a market in our shares, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for our shares.

Because the Financial Industry Regulatory Authority, Inc. (“FINRA”) views our shares as interests in a direct participation program, any offering of shares under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Rules.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the shares in respect of which this prospectus is delivered will be set forth in the prospectus supplement relating thereto.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from America First Tax Exempt Investors, L.P.‘s Annual Report on Form 10-K for the year ended December 31, 2012 and the effectiveness of America First Tax Exempt Investors, L.P.‘s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports dated March 8, 2013, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the fair value estimates of certain assets and (2) express an unqualified opinion on internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the respective reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL OPINIONS

The validity of the shares offered by this prospectus has been passed upon for us by Barnes & Thornburg LLP, Indianapolis, Indiana. The description of federal income tax consequences in “U.S. Federal Income Tax Considerations” is based on the opinion of Barnes & Thornburg LLP.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, and other reports and information with the SEC. You can obtain any of our filings incorporated by reference into this prospectus from the SEC at www.sec.gov or by visiting the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the SEC’s Public Reference Room by calling 1-800-732-0330.

We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits, financial statements and schedules thereto. We refer you to the registration statement, the exhibits, financial statements and schedules thereto for further information. This prospectus is qualified in its entirety by such other information.

We maintain an Internet website at www.ataxfund.com. The information contained on this Web site is not part of this prospectus and you should not rely on it in deciding whether to invest in our shares.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

SEC rules allow us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be included in and an important part of this prospectus and should be read with the same care. Information that we later file with the SEC that is incorporated by reference into this prospectus will automatically update and supersede this information. We hereby incorporate by reference into this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30, and September 30, 2013;

•	Our Current Reports on Form 8-K filed with the SEC on March 13, June 12, September 12, and November 12, 2013; and

•

The description of our shares representing assigned limited partnership interests contained in our Registration Statement on Form 8-A, filed with the SEC on August 27, 1998, together with any amendment or report filed with the SEC for the purpose of updating such description.

In addition, we also incorporate by reference into this prospectus additional information that we may subsequently file with the SEC under Sections 13(a), 13 (c), 14, or 15(d) of the Exchange Act prior to the termination of the offering. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements, if any. Any statement contained in this prospectus or in any document incorporated, or deemed to be incorporated, by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus and the related registration statement. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

You can obtain any of our filings incorporated by reference into this prospectus from the SEC at www.sec.gov or by visiting the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the SEC’s Public Reference Room by calling 1-800-732-0330. We will provide without charge to each person, including any beneficial owner of our shares, to whom this prospectus is delivered, upon written or oral request, a copy of any and all documents that have been incorporated by reference into this prospectus but not delivered with this prospectus (without exhibits, unless the exhibits are specifically incorporated by reference but not delivered with this prospectus). Requests should be directed to:

Mr. Timothy Francis

The Burlington Capital Group LLC

1004 Farnam Street, Suite 400

Omaha, Nebraska 68102

(402) 444-1640

You should rely only on the information and representations in this prospectus, any applicable prospectus supplement, and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information or representations. We are not offering these securities in any state where the offer is prohibited by law. You should not assume that the information in this prospectus, any applicable prospectus supplement, or any incorporated document is accurate as of any date other than the date of the document.

    7,000,000 Shares

    Shares Representing Assigned

    Limited Partnership Interests

Deutsche Bank Securities	Oppenheimer & Co.

BB&T Capital Markets

     Preliminary Prospectus Supplement

     January     , 2014